UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Jos. A. Bank Clothiers, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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JOS. A. BANK CLOTHIERS, INC.

500 Hanover Pike

Hampstead, Maryland 21074

Dear Stockholder:

You are cordially invited to attend the 2012 Annual Meeting of Stockholders of Jos. A. Bank Clothiers, Inc., which will be held at the Company’s corporate offices, 500 Hanover Pike, Hampstead, Maryland, 21074 commencing at 10:00 a.m., local time, on Friday, June 15, 2012.

The following pages contain the formal notice of the Annual Meeting and the related Proxy Statement. The Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2012 is enclosed as a separate document with these materials.

The matters to be considered and voted on at the Annual Meeting are set forth in the Proxy Statement. You are encouraged to carefully review the Proxy Statement and attend the Annual Meeting in person. Whether or not you plan to attend the Annual Meeting, I hope you will vote as soon as possible. You may vote by mail, phone or the Internet. Instructions are contained on the enclosed proxy or voting instruction card. If you attend the Annual Meeting and wish to change your vote, you may be able to do so by voting in person at the Annual Meeting.

I look forward to meeting you on June 15th and discussing with you the business of your company.

Sincerely,

R. Neal Black,
President and Chief Executive Officer

May 11, 2012

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 15, 2012

Time and Date	10:00 a.m., local time, on June 15, 2012

Place	Our corporate offices, 500 Hanover Pike, Hampstead, Maryland 21074

Items of Business

(1)    To elect two directors for terms expiring at our 2015 Annual Meeting of Stockholders;

(2)    To ratify the appointment of Deloitte & Touche LLP, our registered public accounting firm, for the fiscal year ending February 2, 2013;

(3)    To hold an advisory vote to approve the compensation of our named executive officers (“Say on Pay”); and

(4)    To consider such other business as may properly come before the Annual Meeting.

Adjournments and Postponements	Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

Record Date	The Record Date for the Annual Meeting is April 27, 2012. You are entitled to vote only if you were a Jos. A. Bank stockholder as of the close of business on the Record Date.

Meeting Admission

You are entitled to attend the Annual Meeting only if you were a Jos. A. Bank stockholder as of the close of business on the Record Date or hold a valid proxy for the Annual Meeting. You should be prepared to present photo identification for admittance, in addition to the documentation described below, if applicable.

If you hold your shares through a broker, trustee or other nominee, your name is not registered directly with our stock transfer agent. In such case, you are known as a beneficial owner that holds shares in street name, rather than a stockholder of record. If you are not a stockholder of record, you should be prepared to provide proof of stock ownership as of the Record Date, such as your most recent account statement, a copy of the voting instruction card provided by your broker, trustee or other nominee, or other similar evidence of ownership.

Voting	Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read this Proxy Statement and submit your proxy or voting instructions as soon as possible, but in no event later than 11:59 p.m. (Eastern Time) on June 14, 2012, at which time proxy voting will close. You may vote by mail, phone or the Internet. Instructions are contained on the enclosed proxy or voting instruction. For specific instructions on how to vote your shares, please refer to the “Questions and Answers” section beginning on page 1 of the Proxy Statement and to the instructions on the proxy or voting instruction card.

By order of the Board of Directors,

Charles D. Frazer, Secretary

May 11, 2012

Important Notice Regarding the Availability of Proxy Materials for the 2012

Annual Meeting of Stockholders to Be Held on June 15, 2012.

The Proxy Statement and Annual Report on Form 10-K

are available at https://materials.proxyvote.com/480838.

JOS. A. BANK CLOTHIERS, INC.

PROXY STATEMENT TABLE OF CONTENTS

JOS. A. BANK CLOTHIERS, INC.

PROXY STATEMENT FOR THE

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 15, 2012

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS

AND THE ANNUAL MEETING

Q:	WHY AM I RECEIVING THESE MATERIALS?

A:	The Board of Directors (the “Board”) of Jos. A. Bank Clothiers, Inc., a Delaware corporation (“Jos. A. Bank,” the “Company,” “our” or “we”), is providing these proxy materials to you in connection with the Board’s solicitation of proxies for our 2012 Annual Meeting of Stockholders (the “Annual Meeting”), which will take place on June 15, 2012. As a stockholder of record, you are invited to attend the Annual Meeting and are entitled and requested to vote on the items of business described in this Proxy Statement. This Proxy Statement and accompanying proxy card (or voting instruction card) are being mailed on or about May 11, 2012 to all stockholders entitled to vote at the Annual Meeting.

Q:	WHAT INFORMATION IS CONTAINED IN THIS PROXY STATEMENT?

A:	This Proxy Statement contains information regarding our corporate governance practices, our board of directors, our named executive officers, the compensation of our named executive officers, the proposals to be voted on at the Annual Meeting and certain other required information.

Q:	HOW MAY I OBTAIN JOS. A. BANK’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED JANUARY 28, 2012?

A:	We have enclosed with this Proxy Statement a copy of our Annual Report on Form 10-K for the fiscal year ended January 28, 2012 (“Fiscal 2011”). Our Annual Report on Form 10-K can also be accessed through our website at www.josbank.com. We filed our Annual Report on Form 10-K with the Securities and Exchange Commission (the “SEC”) on March 28, 2012.

Q:	CAN I VIEW THESE PROXY MATERIALS OVER THE INTERNET?

A:	Yes. The Notice of Meeting, this Proxy Statement and accompanying proxy card and our Annual Report on Form 10-K are available at https://materials.proxyvote.com/480838.

Q:	WHAT ITEMS OF BUSINESS WILL BE VOTED ON AT THE ANNUAL MEETING?

A:	The items of business scheduled to be voted on at the Annual Meeting are:

•	The election of two directors for terms expiring at our 2015 Annual Meeting of Stockholders;

•	The ratification of the appointment of Deloitte & Touche LLP (“Deloitte”) as our registered public accounting firm for the fiscal year ending February 2, 2013 (“Fiscal 2012”); and

•	An advisory vote to approve the compensation of our named executive officers (“Say on Pay”).

We will also consider other business that properly comes before the Annual Meeting.

Q:	HOW DOES THE BOARD RECOMMEND THAT I VOTE?

A:	Our Board recommends that you vote your shares “FOR” the nominees to the Board; “FOR” the ratification of the appointment of Deloitte as our registered public accounting firm for Fiscal 2012; and “FOR” the approval of the compensation of our named executive officers (“Say on Pay”).

Q:	WHAT SHARES MAY I VOTE?

A:	Each share of our common stock issued and outstanding as of the close of business on April 27, 2012 (the “Record Date”) is entitled to one vote on each of the matters to be voted upon at the Annual Meeting.

You may vote all shares owned by you as of the Record Date, including (a) shares held directly in your name as the stockholder of record and (b) shares held for you as the beneficial owner through a broker, trustee or other nominee (collectively, a “Broker”).

We had 27,836,804 shares of common stock issued and outstanding on the Record Date.

Q:	WHAT IS THE DIFFERENCE BETWEEN BEING A STOCKHOLDER OF RECORD AND BEING THE BENEFICIAL OWNER OF SHARES HELD IN STREET NAME?

A:	A stockholder of record owns shares which are registered in his or her own name. A beneficial owner owns shares which are registered in street name through a third party, such as a Broker. Most of our stockholders own their shares beneficially in street name through Brokers rather than directly in their own names. As summarized below, there are some distinctions between stockholders of record and beneficial owners.

Stockholder of Record

You are the stockholder of record of any of your shares registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company. With respect to such shares, these proxy materials are being sent to you by Jos. A. Bank. As the stockholder of record, you have the right to grant your voting proxy directly to our designees, R. Neal Black (our President and Chief Executive Officer) and Charles D. Frazer (our General Counsel and corporate Secretary), or to any other person you wish to designate, or to vote in person at the Annual Meeting. We have enclosed a proxy card for you to grant your voting proxy to Messrs. Black and Frazer.

Shares Beneficially Held in Street Name

You are the beneficial owner of any of your shares registered in street name. With respect to such shares registered through a Broker, these proxy materials, together with a voting instruction card, are being forwarded to you by your Broker. As the beneficial owner, you have the right to direct your Broker how to vote. You may use the voting instruction card provided by your Broker for this purpose. Even if you have directed your Broker how to vote, you may also attend the Annual Meeting. However, you may not vote your shares in person at the Annual Meeting unless you obtain a “legal proxy” or other evidence from your Broker giving you the right to vote the shares at the Annual Meeting.

Q:	WHO IS ENTITLED TO ATTEND THE ANNUAL MEETING AND WHAT ARE THE ADMISSION PROCEDURES?

A:	You are entitled to attend the Annual Meeting only if you were a Jos. A. Bank stockholder as of the close of business on the Record Date or if you hold a valid proxy for the Annual Meeting. A list of stockholders eligible to vote at the Annual Meeting will be available for inspection at the Annual Meeting and for a period of ten days prior to the Annual Meeting during regular business hours at our principal executive offices, which are located at 500 Hanover Pike, Hampstead, Maryland 21074. To obtain directions to the Annual Meeting, please contact our Investor Relations Department at (410) 239-5900.

If you are a beneficial holder, you will need to provide proof of beneficial ownership as of the Record Date, such as a brokerage account statement showing that you owned Jos. A. Bank stock as of the Record Date or the voting instruction card provided by your Broker. The Annual Meeting will begin promptly at 10:00 a.m., local time. You should be prepared to present photo identification for admittance. Check-in will begin one-half hour prior to the meeting. Please allow ample time for the admission procedures.

Q:	MAY I VOTE MY SHARES IN PERSON AT THE ANNUAL MEETING?

A:	If you are a stockholder of record, you may vote your shares at the Annual Meeting in person or through a proxy. If you decide to vote your shares in person, you do not need to present your share certificate(s) at the Annual Meeting; your name will be on the list of stockholders eligible to vote. If you hold your shares beneficially in street name, you may vote your shares in person at the Annual Meeting only if you obtain a legal proxy or other evidence from your Broker giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

Q:	HOW CAN I VOTE MY SHARES WITHOUT ATTENDING THE ANNUAL MEETING?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by submitting a proxy. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your Broker. For directions on how to vote, please refer to the instructions below and those included on your proxy card or, for shares held beneficially in street name, the voting instruction card provided by your Broker.

Stockholders of record may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. Stockholders who hold shares beneficially in street name may vote by completing, signing and dating the voting instruction cards provided and mailing them in the accompanying pre-addressed envelopes. The proxy card also includes directions as to how you may submit your vote through the Internet and by telephone. The voting instruction card may also include directions for alternative methods of submitting your vote. Except for shares voted in person at the Annual Meeting, voting will close at 11:59 p.m. (Eastern Time) on June 14, 2012. To be included in the vote count, your votes must be received prior to that time. We encourage you to vote early. If you choose to vote by mail, please allow sufficient time for your proxy or voting instruction card to reach our vote tabulator prior to the deadline.

Q:	CAN I CHANGE MY VOTE?

A:	Yes. You may change your vote at any time prior to the vote at the Annual Meeting. If you are a stockholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation prior to your shares being voted or by attending the Annual Meeting and voting in person. Any notice of revocation should be addressed to our Secretary, Charles D. Frazer, Esquire, 500 Hanover Pike, Hampstead, Maryland 21074. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your Broker or, if you have obtained a legal proxy or other evidence from your Broker giving you the right to vote your shares, by attending the Annual Meeting and voting in person. Without taking one of the actions described above, attendance at the Annual Meeting will not cause your previously granted proxy or voting instructions to be revoked.

Q:	WHO CAN HELP ANSWER MY QUESTIONS?

A:	If you have any questions about the Annual Meeting or how to vote or revoke your proxy or if you need additional copies of this Proxy Statement or voting materials, please contact our Investor Relations Department at (410) 239-5900.

Q:	IS MY VOTE CONFIDENTIAL?

A:	Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Jos. A. Bank or to third parties, except: (a) as necessary to meet applicable legal requirements; (b) to allow for the tabulation and certification of the vote; or (c) to facilitate a successful proxy solicitation.

Q:	WHAT IS THE QUORUM REQUIRED TO CONDUCT BUSINESS AT THE ANNUAL MEETING?

A:	In order to hold and transact business at the Annual Meeting, holders of a majority of outstanding shares of Jos. A. Bank common stock entitled to vote must be present in person or represented by proxy. If you hold shares beneficially in street name and do not provide your Broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur when a Broker returns a properly executed proxy but fails to vote on one or more matters because the Broker lacks the authority to do so. Broker non-votes will be counted toward a quorum, but will not be counted in determining whether the items of business to which they apply have been approved.

Q:	HOW ARE VOTES COUNTED?

A:	In the election of the directors, you may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to either or both of the nominees.

For the ratification of the appointment of Deloitte as our registered public accounting firm, you may vote “FOR,” “AGAINST” or “ABSTAIN.”

For the advisory vote to approve the compensation of our named executive officers (“Say on Pay”), you may vote “FOR,” “AGAINST” or “ABSTAIN.”

Abstentions will be counted toward a quorum, but will not be counted in determining whether the items of business to which they apply have been approved.

If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. If you sign your proxy card or voting instruction card without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board (in the case of this Annual Meeting, “FOR” our nominees to the Board; “FOR” the ratification of the appointment of Deloitte as our registered public accounting firm; and “FOR” the approval of the compensation of our named executive officers (“Say on Pay”)). With regard to any other matters that properly come before the Annual Meeting, your shares will be voted in the discretion of the proxy holders.

Q:	WHAT IS THE VOTING REQUIREMENT TO APPROVE EACH OF THE PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING?

A:	Nominees for director in uncontested elections must be elected by majority vote. As of the Record Date, the number of nominees for election at the Annual Meeting is equal to the number of directors to be elected. Therefore, the election at the Annual Meeting will be uncontested and a nominee for director will be elected only if such nominee receives the affirmative vote of a majority of the total votes cast for and against such nominee at the Annual Meeting. A properly executed proxy abstaining with respect to the election of a director nominee will not be counted in the total votes cast for and against such nominee, although it will be counted for purposes of determining whether there is a quorum.

The affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting, either in person or by proxy, is required to ratify the selection of Deloitte as our registered public accounting firm for Fiscal 2012.

The affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting, either in person or by proxy, is required to approve, on an advisory basis, the compensation of our named executive officers (“Say on Pay”).

Abstentions and broker non-votes, if any, will have no effect on the outcome of any of the proposals presented at the Annual Meeting.

Q:	WHAT HAPPENS IF ADDITIONAL MATTERS ARE PRESENTED AT THE ANNUAL MEETING?

A:

As to matters which are set forth in this Proxy Statement, the persons named as proxy holders, R. Neal Black and Charles D. Frazer, will vote as instructed in your proxy or voting instruction card. We are not aware of any business to be acted upon at the Annual Meeting other than the three items of business described in this Proxy Statement. If you grant a proxy to Messrs. Black and Frazer, they will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If for any unforeseen reason either of our director nominees is unavailable to stand for election, the proxy holders will vote your proxy for such other candidate(s) as may be nominated by our Nominating and Corporate Governance Committee.

Q:	WHO WILL SERVE AS INSPECTOR OF ELECTIONS?

A:	The inspector of elections will be a representative of Jos. A. Bank.

Q:	WHAT SHOULD I DO IF I RECEIVE MORE THAN ONE SET OF VOTING MATERIALS?

A:	You may not vote more shares than you own. However, you may receive more than one set of voting materials, including multiple copies of this Proxy Statement and multiple proxy cards or voting instruction cards. For example, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

Q:	HOW MAY I OBTAIN A SEPARATE SET OF VOTING MATERIALS?

A:	Pursuant to an SEC approved procedure called “householding,” multiple stockholders who share the same address will receive a single proxy statement and annual report at that address unless they provide contrary instructions. Any such stockholder who wishes to receive a separate proxy statement and/or annual report now or in the future may write or call the Company at our Investor Relations Department, 500 Hanover Pike, Hampstead, Maryland 21074, telephone: (410) 239-5900. You may also request a separate copy of this year’s Proxy Statement and/or Annual Report on Form 10-K by visiting our website, www.josbank.com. The Company will promptly, upon written or oral request, deliver a separate copy of the Proxy Statement and/or Annual Report on Form 10-K to any stockholder at a shared address to which only a single copy was delivered. Similarly, stockholders sharing the same address who have received multiple copies of this Proxy Statement or our Annual Report on Form 10-K may contact the Company at the above address and phone number to request delivery of a single copy in the future. Stockholders who hold shares beneficially in street name may contact their Broker to request information about householding.

Q:	WHO WILL BEAR THE COST OF SOLICITING VOTES FOR THE ANNUAL MEETING?

A:	Jos. A. Bank is making this solicitation and will pay the entire cost of preparing, printing, assembling, mailing and distributing these proxy materials and soliciting votes. Upon request, we will also reimburse brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy and solicitation materials to stockholders. To assist with the solicitation of proxies or votes, the Company has retained Georgeson Inc. for an estimated fee of $11,500 plus out-of-pocket expenses. In addition, the solicitation of proxies or votes may be made by our directors, officers and employees. These individuals will not receive any additional compensation for any solicitation activities. Solicitations may be in person, by telephone or by any other means of communication.

Q:	WHERE CAN I FIND THE VOTING RESULTS OF THE ANNUAL MEETING?

A:	We intend to announce preliminary voting results at the Annual Meeting and will disclose results on a Form 8-K that will be filed not more than four business days following the Annual Meeting.

Q:	WHAT IS THE DEADLINE FOR SUBMITTING PROPOSALS FOR INCLUSION IN JOS. A. BANK’S PROXY STATEMENT FOR THE COMPANY’S 2013 ANNUAL MEETING OF STOCKHOLDERS?

A:	Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), stockholders may present proper proposals for inclusion in our Proxy Statement relating to, and for consideration at, the 2013 Annual Meeting of Stockholders by submitting their proposals to us in a timely manner. Such proposals will be so included if received at our principal executive offices not later than January 11, 2013 and if they otherwise comply with the requirements of Rule 14a-8.

Q:	WHAT IS THE DEADLINE TO PROPOSE ACTIONS FOR CONSIDERATION AT THE COMPANY’S 2013 ANNUAL MEETING OF STOCKHOLDERS OR TO NOMINATE INDIVIDUALS TO SERVE AS DIRECTORS?

A:	You may submit proposals for consideration at the Company’s 2013 Annual Meeting, including director nominations, that are not intended to be included in the Company’s proxy statement by complying with the procedures specified in our Amended and Restated Bylaws. In order for a stockholder proposal or director nomination to be considered at the Company’s 2013 Annual Meeting, such proposal or nomination must be delivered to or mailed and received at the Company’s principal executive offices no later than February 15, 2013. In the event that the date of the Annual Meeting is advanced by more than 60 days or delayed by more than 90 days from the anniversary of the previous Annual Meeting, notice by the stockholder to be timely must be received not earlier than the one hundred twentieth day prior to such Annual Meeting and not later than the close of business on the later of (a) the sixtieth day prior to such Annual Meeting or (b) the tenth day following the date on which notice of the date of the Annual Meeting was mailed or public disclosure thereof was made, whichever first occurs. Any stockholder considering submitting a director nomination or proposal for action at the Company’s 2013 Annual Meeting is directed to the Company’s Amended and Restated Bylaws, which contain additional requirements as to submission of nominations for directors or proposals for stockholder action. You may contact the Secretary of Jos. A. Bank at our principal executive offices for a copy of the relevant provisions of our Amended and Restated Bylaws regarding the requirements for making stockholder proposals and nominating director candidates.

OVERVIEW OF OUR CORPORATE GOVERNANCE PRACTICES

The Company has adopted a Statement of Corporate Governance Standards, which may be found on our website at www.josbank.com. We believe that our corporate governance practices are appropriate and in the best interest of our Company and our stockholders. Some of the key aspects of our corporate governance practices are as follows:

ELECTION OF DIRECTORS

Our Amended and Restated Bylaws provide that in uncontested elections (i.e., elections at which the number of nominees is equal to the number of board seats being filled), nominees for directors must be elected by a majority vote. Conversely, in a contested election, nominees for directors may be elected by a plurality vote. In an uncontested election, a nominee for director will be elected only if such nominee receives the affirmative vote of a majority of the total votes cast for and against such nominee. The election of directors to be held at the 2012 Annual Meeting is an uncontested election. Our Statement of Corporate Governance Standards provides that if an incumbent director does not receive the votes required in the Company’s Amended and Restated Bylaws, the director must promptly tender his or her resignation for consideration by the Board. The Board may accept or reject such resignation. A current copy of the Company’s Statement of Corporate Governance Standards is available on our website at www.josbank.com.

INDEPENDENCE OF DIRECTORS

Five out of seven of our current directors are “independent directors” as defined in the Nasdaq Stock Market Rules (the “Nasdaq Rules”). Our two non-independent directors, Robert N. Wildrick and R. Neal Black, bring special insight to the Board as a result of their service as the Company’s former and current, respectively, Chief Executive Officer.

COMMITTEE INDEPENDENCE

Each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee is composed entirely of independent directors.

BOARD LEADERSHIP STRUCTURE

We maintain a Board leadership structure that separates the positions of Chairman of the Board, Lead Independent Director and Chief Executive Officer. By having separate individuals serve in these three distinct capacities, we believe that we provide for additional oversight by the Board and enable our Chief Executive Officer, R. Neal Black, to focus his time and attention on the Company’s operations. Our current Chairman of the Board, Robert N. Wildrick, has been a director since 1994 and served as our Chief Executive Officer from November 1999 through December 2008. Our current Lead Independent Director, Andrew A. Giordano, has been a director since 1994, served as our interim Chief Executive Officer from May 1999 to October 1999 and has served as Lead Independent Director since November 1999. In addition, Mr. Giordano is chairman of our Nominating and Corporate Governance Committee and a member of our Audit Committee. These experiences enhance Mr. Wildrick’s and Mr. Giordano’s ability (and therefore the Board’s ability) to oversee the Chief Executive Officer in his management of our Company. The Board as a whole engages in risk oversight as part of its functions. We believe that our Board leadership structure enables the Board to manage risk oversight effectively.

BOARD EVALUATIONS

Our Nominating and Corporate Governance Committee coordinates evaluations of our Board, its committees and individual members.

DIRECTOR AND EXECUTIVE OFFICER STOCK OWNERSHIP GUIDELINES

All of our directors and executive officers own shares of our common stock. We believe that the directors and executive officers of the Company should own and hold our common stock or other qualifying shares to further align their interests and actions with the interests of the Company’s stockholders. The Board has adopted stock ownership guidelines applicable to all of our directors, our Chief Executive Officer and our Executive Vice Presidents. Pursuant to the guidelines, each of our directors are required to accumulate and hold 7,500 qualified shares of equity in the Company; our Chief Executive Officer is required to accumulate and hold 75,000 qualified shares of equity in the Company; and each of our Executive Vice Presidents is required to accumulate and hold 15,000 qualified shares of equity in the Company. The guidelines further provide that each director is expected to be in compliance with the targeted share holdings by June 2013 and each executive officer is expected to be in compliance with the targeted share holdings by June 2015. The Board anticipates that the guidelines will be timely satisfied by each director and executive officer. The stock ownership guidelines may be found on our website at www.josbank.com.

AUDIT

For at least each of the three fiscal years for which we provide audited financial statements in our Annual Report on Form 10-K for Fiscal 2011: (a) Deloitte, our independent registered public accounting firm, has expressed an unqualified opinion on the Company’s consolidated financial statements; (b) we have not restated any of our consolidated financial statements; (c) all of our financial disclosure filings have been timely; (d) no securities regulator has taken enforcement action against us; and (e) we have not had any material weaknesses in our internal controls.

INFORMATION REGARDING OUR BOARD OF DIRECTORS

The following table sets forth our current directors, their ages and the positions they hold:

Name	Age	Position
R. Neal Black	57	Director, Chief Executive Officer and President
James H. Ferstl	69	Director
Andrew A. Giordano	79	Director, Chairman Emeritus, Lead Independent Director and Chairman of the Nominating and Corporate Governance Committee
William E. Herron	66	Director and Chairman of the Audit Committee
Henry Homes, III	64	Director
Sidney H. Ritman	79	Director and Chairman of the Compensation Committee
Robert N. Wildrick	67	Director and Chairman of the Board

BOARD INDEPENDENCE

The Board has affirmatively determined that each of Messrs. Ferstl, Giordano, Herron, Homes and Ritman (individually, an “Independent Director” and collectively, the “Independent Directors”) is an “independent director” as defined in the Nasdaq Rules. In making this determination, the Board found that none of the Independent Directors has a disqualifying relationship that would prohibit him from being considered “independent” under the Nasdaq Rules and that none of the Independent Directors has any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board has a standing Audit Committee, Compensation Committee, Executive Committee and Nominating and Corporate Governance Committee. The members and primary responsibilities of those committees are as follows:

AUDIT COMMITTEE

The Audit Committee, comprised of Messrs. Giordano, Herron (Chairman) and Ritman, assists the Board with the oversight of: (a) the integrity of our financial statements; (b) the qualifications and independence of our registered public accounting firm; (c) the performance of our registered public accounting firm; (d) the adequacy of our systems of internal accounting and financial controls; and (e) our compliance with ethics policies and legal and regulatory requirements. As required by applicable law, rules or regulations and otherwise to the extent it deems necessary or appropriate, the Audit Committee also reviews and approves all related party transactions and considers information regarding potential relationships between the Company and the directors, executive officers or their immediate family members.

The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of our registered public accounting firm for the purpose of preparing or issuing an audit report or related work. Such responsibility includes the resolution of disagreements between management and our registered public accounting firm regarding financial reporting. There were no such disagreements in Fiscal 2011. Our registered public accounting firm reports directly to the Audit Committee. The Audit Committee has the authority, to the extent it deems necessary or appropriate to carry out its duties, to retain independent legal, accounting or other advisors. The Company covers all payments to these independent advisors. The Audit Committee has established procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

The Board has determined that Mr. Herron is an “audit committee financial expert,” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K. All members of the Audit Committee are independent directors as defined in the Nasdaq Rules and Rule 10A-3 of the Exchange Act.

The Audit Committee operates pursuant to a charter duly adopted by the Board. A current copy of the charter is available on our website at www.josbank.com.

COMPENSATION COMMITTEE

During Fiscal 2011 and through April 25, 2012, the Compensation Committee was comprised of Messrs. Herron, Homes and Ritman (Chairman). On April 26, 2012, Mr. Ferstl was added as a member of the Compensation Committee. The Compensation Committee determines the compensation of the Chief Executive Officer and other executive officers of the Company in compliance with the Nasdaq Rules and may advise the Board, or take other action, on other matters of compensation (such as setting compensation for non-employee directors). The Board has determined that all members of the Compensation Committee are independent directors as defined in the Nasdaq Rules. The Compensation Committee operates pursuant to a charter duly adopted by the Board. A current copy of the charter is available on our website at www.josbank.com. The Compensation Committee may delegate any aspect of its responsibility and authority to subcommittees or individual Compensation Committee members.

EXECUTIVE COMMITTEE

The Executive Committee, comprised of Messrs. Giordano, Ritman and Wildrick (Chairman), is authorized to exercise all of the powers and authority of the Board at times when the Board is not meeting; provided, however, that the Executive Committee is not permitted to exercise such powers as are reserved for the Board under Delaware law or otherwise restricted under the terms of the Executive Committee’s charter duly adopted by the Board. A current copy of the charter is available on our website at www.josbank.com.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The Nominating and Corporate Governance Committee, comprised of Messrs. Ferstl, Giordano (Chairman) and Ritman: (a) proposes the slate of candidates for election as directors at each Annual Meeting of Stockholders; (b) considers and reviews the qualifications of any individual nominated for election to the Board by stockholders; (c) in the event of any vacancies which may arise on the Board, identifies and recommends to the Board candidates who are qualified to serve on the Board; (d) recommends to the Board the assignment of directors to serve on committees of the Board; and (e) develops and recommends to the Board (and reviews from time to time) corporate governance principles for the Company as the Nominating and Corporate Governance Committee may deem necessary or advisable. If there should occur an uncontested election for directors at which a director-nominee is not elected by majority vote, the director-nominee shall tender his or her resignation to the Board. The Nominating and Corporate Governance Committee shall thereupon consider such resignation and shall recommend to the Board whether to accept or reject the resignation. The Board has determined that all members of the Nominating and Corporate Governance Committee are independent directors as defined in the Nasdaq Rules. The Nominating and Corporate Governance Committee operates pursuant to a charter duly adopted by the Board. A current copy of the charter is available on our website at www.josbank.com.

DIRECTOR ATTENDANCE AT BOARD AND COMMITTEE MEETINGS

During Fiscal 2011, the Board held four meetings; the Audit Committee held four meetings; the Compensation Committee held two meetings; the Executive Committee held four meetings; and the Nominating and Corporate Governance Committee held one meeting. During Fiscal 2011, each director attended or participated in 75% or more of (a) the meetings of the Board and (b) the meetings of all committees of the Board on which such director served.

DIRECTOR ATTENDANCE AT ANNUAL MEETING; STOCKHOLDER COMMUNICATION WITH THE BOARD OF DIRECTORS

It is the policy of the Board that all directors are expected to attend the Company’s annual meetings of stockholders. All of our directors were present at the 2011 Annual Meeting of Stockholders held on June 17, 2011. Our Chairman of the Board will be available to respond to appropriate questions and comments from stockholders immediately following the 2012 Annual Meeting. Stockholders may also communicate with the Board by sending a letter to Jos. A. Bank Clothiers, Inc. Board of Directors c/o General Counsel, 500 Hanover Pike, Hampstead, Maryland 21074. The General Counsel will receive the correspondence and forward it to the Chairman of the Board, the Chairman of the Audit Committee or to any individual director or directors to whom the communication is directed, as appropriate. Notwithstanding the above, the General Counsel has the authority to discard or disregard any communication which is unduly hostile, threatening, illegal or otherwise inappropriate or to take any other appropriate actions with respect to such communications.

CONSIDERATION OF DIRECTOR NOMINEES

DIRECTOR QUALIFICATIONS

The Board does not believe that it is in our best interests to establish rigid criteria for the selection of prospective director nominees. Rather, the Board recognizes that the challenges and needs we face will change over time and, accordingly, believes that the selection of prospective director nominees should be based on skill sets relevant to the issues we face or are likely to face at the time of nomination. At the same time, the Board strongly believes that we will benefit from a diversity of background and experience on the Board. The Board therefore seeks prospective director nominees who, in addition to general management experience and business knowledge, possess an expertise in one or more areas critical to the Company, such as: retail; finance; international business; investment banking; corporate governance; financial control systems; risk assessment; logistics; and investor relations.

In addition, there are certain general attributes that the Board believes all prospective director nominees must possess in order to be recommended by the Nominating and Corporate Governance Committee, including:

•	a commitment to ethics and integrity;

•	a commitment to personal and organizational accountability;

•	a history of achievement that reflects superior standards for themselves and others; and

•	an ability to take tough positions while, at the same time, being respectful of the opinions of others and working collaboratively.

In evaluating any prospective director, the Board and the Nominating and Corporate Governance Committee will also take into consideration whether such prospective director, if elected to the Board, would qualify as an independent director in accordance with the Nasdaq Rules.

IDENTIFYING AND EVALUATING PROSPECTIVE DIRECTOR NOMINEES

The Nominating and Corporate Governance Committee uses a variety of methods for identifying nominees for director. Prospective director nominees may come to our attention through current directors, professional search firms, professional associations, stockholders or other persons.

The Nominating and Corporate Governance Committee will evaluate all prospective director nominees, including those recommended by stockholders, in the same manner. Generally, prospective director nominees will be evaluated at special meetings of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will make an initial determination as to whether to conduct a full evaluation of the prospective director nominee based upon various factors, including, but not limited to: (a) the information submitted with the nomination; (b) the Nominating and Corporate Governance Committee’s own knowledge of the prospective director nominee; (c) the current size of the Board and any anticipated vacancies or needs; and (d) whether the prospective director nominee can satisfy any specific qualifications established by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee may then decide to do a comprehensive evaluation of a prospective director nominee, which may include an interview of the candidate.

STOCKHOLDER NOMINEES

The policy of the Nominating and Corporate Governance Committee is to consider prospective director nominations properly submitted by a stockholder. For a description of the process for nominating directors in accordance with our Amended and Restated Bylaws, see “What is the deadline to propose actions for consideration at the Company’s 2013 Annual Meeting of Stockholders or to nominate individuals to serve as directors?” in the “Questions and Answers” section of this Proxy Statement. No stockholder has submitted a nominee for consideration by the Nominating and Corporate Governance Committee in connection with the Annual Meeting.

NON-EMPLOYEE DIRECTOR COMPENSATION

Each of our directors other than Mr. Black (“Non-Employee Directors”) is entitled to compensation for board service as set by the Compensation Committee. As an officer of the Company, Mr. Black is not entitled to compensation for his services as a director. Management assists the Compensation Committee with the compensation setting process as needed.

Each Non-Employee Director receives an annual retainer of $40,000. Additional annual retainers are paid as follows: Chairman of the Board-$150,000; Lead Independent Director-$60,000; and the Chairmen of each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee-$30,000. Each Non-Employee Director also receives attendance fees of $3,000 per Board meeting and $1,500 per meeting of the Audit, Compensation and Nominating and Corporate Governance committees. One-half of the usual meeting attendance fee (i.e., $1,500 and $750, respectively) is paid to each Non-Employee Director for participation in each telephonic Board or Committee meeting. No fees are paid for the chairmanship or meetings of the Executive Committee. All directors are reimbursed for actual out-of-pocket expenses incurred by them in connection with attending meetings of the Board or of a Committee.

The Jos. A. Bank Clothiers, Inc. Equity Incentive Plan (the “Equity Incentive Plan”) provides for certain automatic awards to Non-Employee Directors. Unless the Compensation Committee determines in its discretion to make a lesser award or no award, (a) on each June 1 (or the next business day thereafter if June 1 is not a business day), each person then serving as a Non-Employee Director shall receive an annual award of 2,250 restricted stock units and (b) any person who first becomes a Non-Employee Director after June 17, 2010, shall receive an inaugural award of 1,500 restricted stock units upon his or her election to the Board. All such restricted stock units will vest approximately (but not less than) twelve months following the date of grant.

Fiscal 2011 Director Compensation

The table below provides information concerning compensation of the Non-Employee Directors for Fiscal 2011:

Name (a)	Fees Earned or Paid in Cash(1) ($) (b)	Stock Awards(2) ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation(3) ($) (g)	Total ($) (h)
James H. Ferstl	53,500	111,398	—	—	—	—	164,898
Andrew A. Giordano	148,750	111,398	—	—	—	—	260,148
William E. Herron	89,500	111,398	—	—	—	—	200,898
Henry Homes, III	54,250	111,398	—	—	—	—	165,648
Sidney H. Ritman	91,000	111,398	—	—	—	—	202,398
Robert N. Wildrick	202,000	111,398	—	—	—	835,332	1,148,730

(1)	Amounts reported in column (b) represent retainers and attendance fees as more fully detailed in the table below.

(2)

Amounts reported in column (c) represent the grant date fair value of restricted stock units issued to the directors, based on the closing price of the Company’s common stock on the date of grant. At the end of Fiscal 2011, each non-employee director held 2,250 restricted stock units and no unexercised options or other unvested stock awards.

(3)

The amount reported in column (g) represents fees paid to Mr. Wildrick during Fiscal 2011 pursuant to his consulting agreement with the Company ($825,000), as more fully discussed below in the section of this Proxy Statement titled “Transactions with Related Persons,” and the incremental cost to the Company of medical, dental, vision and medical expense reimbursement insurance provided to Mr. Wildrick during Fiscal 2011 ($10,332).

The table below provides detail regarding cash fees earned by or paid to Non-Employee Directors in Fiscal 2011:

Name	Annual Retainer ($)	Lead Independent Director Retainer ($)	Committee Chair Retainer ($)	Chairman Retainer ($)	Attendance Fees ($)	Total ($)
James H. Ferstl	40,000	—	—	—	13,500	53,500
Andrew A. Giordano	40,000	60,000	30,000	—	18,750	148,750
William E. Herron	40,000	—	30,000	—	19,500	89,500
Henry Homes, III	40,000	—	—	—	14,250	54,250
Sidney H. Ritman	40,000	—	30,000	—	21,000	91,000	(1)
Robert N. Wildrick	40,000	—	—	150,000	12,000	202,000

(1)

In Fiscal 2011, Mr. Ritman deferred receipt of $91,000 of cash compensation for Board service and was credited with approximately 1,842 stock units in the Jos. A. Bank Clothiers, Inc. 2010 Deferred Compensation Plan (the “2010 Deferred Compensation Plan”). Each stock unit is the economic equivalent of one share of Jos. A. Bank’s Common Stock.

INFORMATION REGARDING OUR NAMED EXECUTIVE OFFICERS

Generally, a named executive officer is a company’s chief executive officer, its chief financial officer and its three other most highly compensated executive officers. Our named executive officers are: R. Neal Black, our Chief Executive Officer; David E. Ullman, our Chief Financial Officer; and Robert B. Hensley, Gary M. Merry and James W. Thorne, our three other most highly compensated executive officers. Messrs. Hensley, Merry, Thorne and Ullman are sometimes referred to collectively in this Proxy Statement as our “Executive Vice Presidents.” The following table sets forth the name, age and position(s) of each of our five named executive officers:

Name	Age	Position
R. Neal Black	57	Director, President and Chief Executive Officer
Robert B. Hensley	59	Executive Vice President for Human Resources, Real Estate and Loss Prevention
Gary M. Merry	49	Executive Vice President for Store and Catalog Operations
James W. Thorne	51	Executive Vice President for Merchandising and Chief Merchandising Officer
David E. Ullman	54	Executive Vice President, Chief Financial Officer and Principal Financial and Accounting Officer

R. NEAL BLACK

R. Neal Black has served as one of our directors and as our Chief Executive Officer since December 2008. Mr. Black has been our President since April 2007. He joined the Company in January 2000 and served as Executive Vice President-Merchandising and Marketing from January 2000 to April 2007. In addition, Mr. Black was our Chief Merchandising Officer from January 2000 to December 2008. Mr. Black has spent his entire professional career in the retail industry, including: from 1998 to 2000, with McRae’s department stores, a division of Saks Incorporated, as Senior Vice President/General Merchandise Manager; from 1995 to 1998, with Venture Stores, Inc., a publicly traded family value retailer, ending as Senior Vice President of Product Development and General Merchandise Manager; from 1992 to 1995, with Gottschalks Department Stores, a regional department store headquartered in Fresno, California, ending as Vice President/General Merchandise

Manager; from 1983 to 1992, with Design Linens, Inc., a privately-owned specialty retail chain headquartered in Portland, Oregon, ending as President; and from 1976 to 1983, with Meier & Frank, a division of May Department Stores, ending as a Buyer.

ROBERT B. HENSLEY

Robert B. Hensley has been our Executive Vice President for Human Resources, Real Estate and Loss Prevention since July 2007. Mr. Hensley was our Executive Vice President-Store Operations, Real Estate and Human Resources from April 2007 to July 2007 and our Executive Vice President-Stores and Operations from December 1999 to April 2007.

GARY M. MERRY

Gary M. Merry has been our Executive Vice President for Store and Catalog Operations since July 2007. Mr. Merry was our Senior Vice President for Operations from April 2007 to July 2007 and our Senior Vice President-Chief Information Officer from July 2001 to April 2007.

JAMES W. THORNE

James W. Thorne has been our Executive Vice President for Merchandising and Chief Merchandising Officer since February 2009. Mr. Thorne joined the Company in 1986 and has held a variety of increasingly important merchandising positions, including: Senior Vice President for Merchandising from September 2008 to January 2009; Senior Vice President for Planning and Allocation from June 2005 to September 2008; and Vice President/General Merchandise Manager for Tailored Clothing from February 2000 to June 2005.

DAVID E. ULLMAN

David E. Ullman has been our Executive Vice President-Chief Financial Officer since September 1995. Mr. Ullman is our Principal Financial and Accounting Officer.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis discusses the principles underlying the Company’s compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions. This discussion focuses on the compensation of our named executive officers. This discussion and analysis provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our named executive officers and is intended to place in perspective the data presented in the tables and narratives that follow.

PROCESS OF DETERMINING EXECUTIVE COMPENSATION

Our Compensation Committee determines the compensation of our named executive officers and may advise the Board, or take other action, on other matters of compensation. At the 2011 Annual Meeting of Stockholders, over 96% of the votes cast were in favor of the advisory proposal to approve our executive compensation (“Say on Pay”). The Compensation Committee reviewed the voting results and believes that this favorable outcome conveys our stockholders’ support of the Compensation Committee’s decisions and the existing executive compensation programs. Therefore, the Compensation Committee did not make any material changes to our executive compensation program or objectives in response to the vote.

Management provides the Compensation Committee with material for review concerning the compensation of the named executive officers, including a history of salary and other compensation paid to each named executive officer. Our Chief Executive Officer presents to the Compensation Committee an annual review of executive and management compensation and recommendations for base salary increases and equity and non-equity incentive compensation for our named executive officers. Our Chief Executive Officer is not present during the deliberation or determination by the Compensation Committee regarding his own compensation. Charles D. Frazer, our corporate Secretary, acts as Secretary to the Compensation Committee and is usually present during general, but not executive, sessions of the Compensation Committee. Mr. Frazer does not participate in the deliberations of the Compensation Committee. The Compensation Committee reviews the performance of each named executive officer against the established criteria for payment of incentive compensation for performance in the prior year and determines whether and in what amount incentive compensation should be paid. The Compensation Committee also considers compensation matters applicable to the current fiscal year and, when appropriate, authorizes employment contracts, contract extensions, base salary increases and equity and non-equity incentive compensation targets.

OBJECTIVES OF THE COMPENSATION PROGRAM

Our Compensation Committee applies a consistent philosophy to compensation for our named executive officers. This philosophy is based on the premise that the Company’s achievements are the result of the coordinated efforts of all of our employees working toward common objectives. We strive to achieve those objectives through teamwork that is focused on meeting the expectations of our customers and stockholders. The primary objectives of the compensation program are to:

•	align compensation with our corporate strategies and business objectives and performance;

•	enable the Company to attract, retain and reward senior managers who contribute to the long-term success of the Company; and

•	promote the achievement of key financial performance measures by linking compensation to the achievement of measurable corporate performance goals.

We believe that this compensation program allows us to successfully attract and retain talented employees, enhance stockholder value and foster innovation.

To achieve these objectives, our Compensation Committee has established the following principles to guide the development of our compensation program and to provide a framework for all compensation decisions: (a) provide a total compensation package that will attract the best talent to the Company, motivate individuals to perform at their highest levels, reward outstanding performance and retain executives whose skills are critical for building long-term stockholder value and (b) establish performance-based incentives that are directly tied to the overall financial results of the Company.

COMPONENTS OF OUR EXECUTIVE COMPENSATION PROGRAM

The primary elements of our executive compensation program are:

•	Base salary;

•	Non-equity performance-based incentive compensation (in the form of cash bonuses);

•	Equity performance-based incentive compensation (in the form of restricted stock units); and

•	Other employee benefits and non-cash perquisites.

In order to permit us to retain our named executive officers and to provide sufficient incentives for their highest possible level of performance, salaries and incentive compensation of such officers are reviewed at least annually and are usually adjusted after taking into account market conditions, individual responsibilities, experience, performance and other factors (including, where applicable, the terms of their employment agreements). Each named executive officer is employed by the Company pursuant to an employment agreement which sets forth, among other matters, the executive officer’s annualized cash base salary and non-equity incentive compensation opportunity (expressed as a percentage of base salary). Mr. Black’s agreement also sets forth his equity incentive compensation opportunity (expressed as a percentage of base salary).

These agreements with our named executive officers provide for certain potential payments upon termination for a variety of reasons, including, for Mr. Black only, following a change in control of the Company. We have provided more detailed information about these benefits, along with estimates of their values under certain circumstances, below under the caption “Potential Payments on Termination or Change in Control.” We believe these benefits help us compete for the services of talented individuals in a manner which is responsible and in the best interests of our Company and stockholders.

Substantially all of the incentive compensation paid or granted to our named executive officers is intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. Our compensation-setting process consists of establishing for each named executive officer a targeted overall compensation level intended to permit us to retain that officer and provide sufficient incentive for his highest possible level of performance. The targeted compensation level is then allocated between base salary; non-equity incentive compensation (in the form of cash bonuses); and equity incentive compensation (in the form of restricted stock units). Unless otherwise provided in the employment agreement for a particular named executive officer, neither the targeted compensation nor the allocation thereof is fixed by formula. Rather, they are determined based on many factors including internal pay equity, external market factors, reasonable employee expectations, pay history and performance.

Base Salary

We pay a base salary to attract talented executives and provide them with a secure base of cash compensation. The Compensation Committee typically reviews compensation for the named executive officers at a time proximate to the filing of our Annual Report on Form 10-K for the prior fiscal year. Annual increases are not assured. In fiscal 2011, base salary increases for the named executive officers were set on March 29, 2011, effective July 31, 2011, the date on which general base salary increases were implemented for other employees of the Company. Generally, in deciding whether, and to what extent, to make an adjustment to the respective base salaries of the named executive officers (other than the Chief Executive Officer), an important factor considered by the Compensation Committee is the Chief Executive Officer’s evaluation of the individual performances of the other named executive officers. Generally, the Chief Executive Officer makes his recommendation based upon his evaluation of each other named executive officer’s individual contribution to the performance of the Company and such other factors as he may deem relevant.

As of the date hereof, for pay year 2012, the Compensation Committee has not approved base salary increases for our named executive officers and the Company has not approved base salary increases for other employees. In the event general base salary increases are granted to other employees of the Company at some later date this year, the Compensation Committee may re-consider its decision with respect to base salary increases for the named executive officers. The annualized base salaries for the named executive officers are currently:

Named Executive Officer	Current Fiscal 2012 Annualized Base Salary ($)
R. Neal Black	791,275
Robert B. Hensley	494,900
Gary M. Merry	465,000
James W. Thorne	440,000
David E. Ullman	469,650

Non-Equity Incentive Compensation

If approved by the Compensation Committee, non-equity incentive compensation to the named executive officers is generally paid under the Jos. A. Bank Clothiers, Inc. Executive Management Incentive Plan (the “Cash Incentive Plan”). The Cash Incentive Plan is intended to permit award payments that may qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code, thereby preserving the Company’s ability to receive federal income tax deductions for those awards to the extent that they in fact comply with that Code section. For each of Fiscal 2011 and Fiscal 2012, the Compensation Committee established under the Cash Incentive Plan cash incentive programs designed to reward Company-wide performance through tying the payment of non-equity incentive compensation primarily to, among other things, the earning by the Company of certain net income goals. Such cash incentive programs are referred to herein respectively as the “2011 Cash Incentive Program” and the “2012 Cash Incentive Program” and collectively as the “Cash Incentive Programs.” For purposes of the Cash Incentive Programs, “net income” is the reported net income of the Company for the applicable fiscal year and is therefore determined after deduction for all incentive plan and other compensation expenses. All award payments under the 2011 Cash Incentive Program were paid in cash. If payable under the 2012 Cash Incentive Program, award payments are expected to be paid in cash.

The key performance goal under each of the Cash Incentive Programs is the Company earning net income within or above a specified range (the “Eligibility Range”) for the applicable fiscal year. Within the Eligibility Range is a series of discrete net income levels. If the Company’s net income is below the Eligibility Range for a particular Cash Incentive Program, an award payment cannot be authorized under that program. If the

Company’s net income is within the Eligibility Range, the percentage of the award target which each named executive officer is eligible to earn increases at each new net income level. Awards are not prorated between income levels. If the Company’s net income is at or above the highest level of net income within the Eligibility Range, each named executive officer is eligible to earn his maximum award target. As net income is a key factor in determining a company’s overall financial success, the Compensation Committee believes that using an Eligibility Range based on net income is an appropriate basis for establishing incentive compensation goals.

The Company earning net income within or above the applicable Eligibility Range is the only performance goal under each of the Cash Incentive Programs for Mr. Black, our Chief Executive Officer. With respect to Messrs. Hensley, Merry, Thorne and Ullman, our Executive Vice Presidents (who are the only other named executive officers), the following goals (the “Personal Goals”) may also be considered and utilized by the Compensation Committee in its exercise of negative discretion to reduce the amount of an award that would otherwise have been payable at any particular level of net income achieved by the Company: (a) the participant receiving an overall job performance rating of “Effective” or better (the equivalent of 3 out of 5); (b) the participant complying with the Company’s Code of Conduct, Associate Handbook and other rules, regulations and policies and not engaging in any dishonest acts or other acts that are or may be detrimental to customers, fellow associates or the Company; and (c) the participant achieving specific goals for departmental or individual performance. The Personal Goals, together with the Company earning net income within or above the Eligibility Range, are collectively referred to as the “Performance Goals.”

For the 2012 Cash Incentive Program, the Compensation Committee established for Mr. Black an Eligibility Range of $97.5 million to $107.3 million of net income and for the Executive Vice Presidents an Eligibility Range of $100.9 million to $108.7 million of net income. If the Company earns net income below the low end of the Eligibility Range, the applicable participant will not receive an award payment under this program. At $97.5 million of net income, Mr. Black will be eligible to receive up to 60% of his base salary; at $100.9 million of net income Messrs. Hensley, Merry, Thorne and Ullman will each be eligible to receive up to 10% of their respective base salaries. At or above $107.3 million of net income, Mr. Black will be eligible to receive up to approximately 151.6% of his base salary; at or above $108.7 million of net income, Messrs. Hensley, Merry, Thorne and Ullman will each be eligible to receive up to 65% of their respective base salaries. Between the low and high ends of the Eligibility Ranges, the percentage of base salary which each participant will be eligible to receive will increase at each new net income level.

For the 2011 Cash Incentive Program, the Compensation Committee established for Mr. Black an Eligibility Range of $85.5 million to $94.1 million of net income and for the Executive Vice Presidents an Eligibility Range of $88.5 million to $95.3 million of net income. If the Company had earned net income below the low end of the Eligibility Range, the applicable participant would not have received an award payment under this program. If net income had been $85.5 million, Mr. Black would have been eligible to receive up to 60% of his base salary; if net income had been $88.5 million, Messrs. Hensley, Merry, Thorne and Ullman would have each been eligible to receive up to 10% of their respective base salaries. If net income had been at or above $94.1 million, Mr. Black would have been eligible to receive up to approximately 151.6% of his base salary; if net income had been at or above $95.3 million, Messrs. Hensley, Merry, Thorne and Ullman would have each been eligible to receive up to 65% of their respective base salaries. If net income had been between the low and high ends of the Eligibility Ranges, the percentage of base salary which each participant would have been eligible to receive would have increased at each new net income level.

Upon a review of the Company’s Fiscal 2011 performance (which exceeded the maximum net income amount in the Eligibility Range for the 2011 Cash Incentive Program), the Compensation Committee approved the payment of the following amounts under the 2011 Cash Incentive Program:

Named Executive Officer	2011 Cash Incentive Program Award Payments ($)
R. Neal Black	1,199,675
Robert B. Hensley	321,685
Gary M. Merry	302,250
James W. Thorne	286,000
David E. Ullman	305,273

For Fiscal 2011, the non-equity incentive compensation paid to each named executive officers was 100% of his respective maximum award target under the 2011 Cash Incentive Program.

Equity Incentive Compensation

If approved by the Compensation Committee, equity incentive compensation may be granted to the named executive officers under the Equity Incentive Plan. The principal purposes of the Equity Incentive Plan are to promote the interests of the Company and our stockholders by providing our employees, directors and consultants with appropriate incentives and rewards to encourage them to enter into and continue in the employ or service of the Company or its subsidiaries, to acquire a proprietary interest in the long-term success of the Company and to reward the performance of individuals in fulfilling their personal responsibilities for long-range and annual achievements. The Equity Incentive Plan is intended to permit the grant of “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code, thereby preserving the Company’s ability to receive federal income tax deductions for those awards to the extent that they in fact comply with that Code section.

For each of Fiscal 2011 and Fiscal 2012, the Compensation Committee established under the Equity Incentive Plan restricted stock unit programs designed to reward Company-wide performance through tying the earning of equity incentive compensation primarily to, among other things, the earning by the Company of certain net income goals. Such equity incentive programs are referred to herein respectively as the “2011 Equity Incentive Program” and the “2012 Equity Incentive Program” and collectively as the “Equity Incentive Programs.” For purposes of the Equity Incentive Programs, “net income” is the reported net income of the Company for the applicable fiscal year and is therefore determined after deduction for all incentive plan and other compensation expenses. All award payments under the 2011 Equity Incentive Program were paid in performance restricted stock units (“Performance RSUs”). If payable under the 2012 Equity Incentive Program, award payments are expected to be paid in Performance RSUs.

The performance goals under each of the Equity Incentive Programs are qualitatively the same as the Performance Goals under the Cash Incentive Program, i.e., such goals are based upon the Company earning net income within or above an Eligibility Range for the applicable fiscal year and, with respect to the Executive Vice Presidents, the Personal Goals as set forth above under “Non-equity Incentive Compensation.” However, the levels of net income within the Eligibility Ranges for the Equity Incentive Programs are higher than those established under the Cash Incentive Programs. As net income is a key factor in determining a company’s overall financial success, the Compensation Committee believes that using an Eligibility Range based on net income is an appropriate basis for establishing incentive compensation goals.

If the Company’s net income is below the Eligibility Range for a particular Equity Incentive Program, no Performance RSUs can be earned under that program. If the Company’s net income is within the Eligibility Range, the number of Performance RSUs which the named executive officers are eligible to earn increases at each new net income level. Awards are not prorated between income levels. If the Company’s net income is at or above the highest level of net income within the Eligibility Range, each named executive officer is eligible to earn his maximum award target.

The Company earning net income within or above the applicable Eligibility Range is the only performance goal under each of the Equity Incentive Programs for Mr. Black. With respect to Messrs. Hensley, Merry, Thorne and Ullman, the same Personal Goals applicable to the Cash Incentive Programs are also applicable to the Equity Incentive Programs.

For the 2012 Equity Incentive Program, the Compensation Committee established for Mr. Black an Eligibility Range of $99.5 million to $107.3 million of net income and for the Executive Vice Presidents an Eligibility Range of $107.7 million to $109.7 million of net income. If the Company earns net income below the low end of the Eligibility Range, the applicable participant cannot earn Performance RSUs under this program. At $99.5 million of net income, Mr. Black will be eligible to earn a number of Performance RSUs having a value of up to $178,675; at $107.7 million of net income, each of the Executive Vice Presidents will be eligible to earn a number of Performance RSUs having a value of up to $50,000. At or above $107.3 million of net income, Mr. Black will be eligible to earn a number of Performance RSUs having a value of up to $1,965,425; at or above $109.7 million of net income, each of the Executive Vice Presidents will be eligible to earn a number of Performance RSUs having a value of up to $150,000. Between the low and high ends of the Eligibility Ranges, the number of Performance RSUs which each participant will be eligible to earn will increase at each new net income level. The number of Performance RSUs granted was determined based on $54.48 per unit, the equivalent of the closing price of a share of common stock on March 27, 2012, the date of grant under the 2012 Equity Incentive Program.

For the 2011 Equity Incentive Program, the Compensation Committee established for Mr. Black an Eligibility Range of $87.2 million to $94.1 million of net income and for the Executive Vice Presidents an Eligibility Range of $94.5 million to $96.2 million of net income. If the Company had earned net income below the low end of the Eligibility Range, the applicable participant could not have earned Performance RSUs under this program. If net income had been $87.2 million, Mr. Black would have been eligible to earn a number of Performance RSUs having a value of up to $178,675; if net income had been $94.5 million, Messrs. Hensley, Merry, Thorne and Ullman would have each been eligible to earn a number of Performance RSUs having a value of up to $50,000. If net income had been at or above $94.1 million of net income, Mr. Black would have been eligible to earn a number of Performance RSUs having a value of up to $1,965,425; if net income had been at or above $96.2 million of net income, Messrs. Hensley, Merry, Thorne and Ullman would have each been eligible to earn a number of Performance RSUs having a value of up to $150,000. If net income had been between the low and high ends of the Eligibility Ranges, the number of Performance RSUs which each participant would have been eligible to earn would have increased at each new net income level. The number of Performance RSUs granted was determined based on $48.72 per unit, the equivalent of the closing price of a share of common stock on March 29, 2011, the date of grant under the 2011 Equity Incentive Program.

Upon a review of the Company’s performance (which exceeded the maximum net income amount in the Eligibility Range for the 2011 Equity Incentive Program), the Compensation Committee certified the earning of Performance RSUs under the 2011 Equity Incentive Program as follows:

Named Executive Officer	2011 Equity Incentive Program
R. Neal Black	40,341	(1)
Robert B. Hensley	3,078	(2)
Gary M. Merry	3,078	(2)
James W. Thorne	3,078	(2)
David E. Ullman	3,078	(2)

(1)

Subject to the terms of Mr. Black’s Performance RSU Award Agreement, of the Performance RSUs earned by Mr. Black, 16,242 Performance RSUs vested on March 29, 2012, 12,050 Performance RSUs will vest on March 29, 2013 and 12,049 Performance RSUs will vest on March 29, 2014.

(2)	Subject to the terms of each Executive Vice President’s Performance RSU Award Agreement, all of the Performance RSUs earned by each Executive Vice President will vest on March 29, 2014.

For Fiscal 2011, the Performance RSUs earned by each named executive officer was 100% of his respective maximum award target under the 2011 Equity Incentive Program.

2011 Supplemental Equity Incentive Program

As a special incentive to the named executive officers to achieve extraordinary results in Fiscal 2011, the Compensation Committee established for the named executive officers a supplemental equity incentive program for Fiscal 2011 (the “2011 Supplemental Equity Incentive Program”) pursuant to the Equity Incentive Plan. The 2011 Supplemental Equity Incentive Program permitted the Company to grant “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code, thereby preserving the Company’s ability to receive federal income tax deductions for those awards to the extent that they in fact comply with that Code section. If payable under the 2011 Supplemental Equity Incentive Program, award payments were expected to be paid in Performance RSUs.

The performance goals under the 2011 Supplemental Equity Incentive Program were very similar to the performance goals under the 2011 Cash Incentive Program and the 2011 Equity Incentive Plan, i.e., such goals are based upon the Company earning a certain amount net income for Fiscal 2011 and, with respect to the Executive Vice Presidents, Personal Goals as set forth above under “Non-equity Incentive Compensation.” However, instead of being based upon Eligibility Ranges of net income, the 2011 Supplemental Equity Incentive Program was based on a single level of net income. In the event the Company had earned at least $102.6 million of net income in fiscal 2011 (the “Supplemental 2011 Goal”), Mr. Black would have been eligible to earn a number of Performance RSUs having a value of up to $250,000 and each of the Executive Vice Presidents would have been eligible to earn a number of Performance RSUs having a value of up to $100,000. The number of Performance RSUs granted was determined based on $48.72 per unit, the equivalent of the closing price of a share of common stock on March 29, 2011, the date of grant under the 2011 Supplemental Equity Incentive Program. As the Company did not satisfy the 2011 Supplemental Goal, no awards were payable under the 2011 Supplemental Equity Incentive Program.

Negative Discretion

For each of the Incentive Programs (i.e., the 2011 Cash Incentive Program, the 2011 Equity Incentive Program, the 2011 Supplemental Equity Incentive Program, the 2012 Cash Incentive Program and the 2012 Equity Incentive Program), the Compensation Committee was or is entitled to exercise negative discretion to reduce the amount of a cash award that otherwise would have been payable to, or to reduce the number of Performance RSUs that would otherwise have been earned by, a named executive officer at any particular level of net income achieved by the Company, even if the Company’s net income is within or above the applicable Eligibility Range or level.

In deciding whether, and to what extent, to pay a cash award to, or to certify the earning of Performance RSUs by, an Executive Vice President, an important factor which may also be considered by the Compensation Committee in exercising its negative discretion is Mr. Black’s evaluation of the individual performance of each Executive Vice President. Mr. Black shall make a recommendation to the Compensation Committee for a cash and/or equity award to each Executive Vice President at or below the applicable bonus potential based upon his evaluation of the Executive Vice President’s satisfaction of the applicable Performance Goals, the Executive Vice President’s contribution to the performance of the Company and such other factors as Mr. Black may deem relevant.

The final determination of the amount of a cash award that will be paid to, or the number of Performance RSUs that will be earned by, each named executive officer is made by the Compensation Committee; however, the Compensation Committee may not increase the cash award payable to, or the number of Performance RSUs which will be earned by, a named executive officer above the amount or number that is otherwise applicable at any particular level of net income achieved by the Company. The Incentive Programs do not confer any right or entitlement to the receipt of any cash or equity award.

Other Employee Benefits and Non-Cash Compensation

In addition to the compensation described above, certain perquisites and benefits are provided to our named executive officers in cash, in-kind or through direct payment to third party providers. The Company believes these perquisites and benefits help us to be competitive in attracting and retaining senior management and are commensurate with the experience and skill of our named executive officers. In Fiscal 2011, the total value of these perquisites and benefits for the named executive officers ranged from approximately 6.7% to approximately 8.8% of base salary of the applicable named executive officer.

Certain perquisites are provided in accordance with the respective employment agreements of the named executive officers. Messrs. Black, Hensley, Merry and Thorne each receive a car allowance. Mr. Ullman receives the use of a Company-leased car.

Certain benefits are made available by the Company under broad-based programs offered to most of our employees, including the named executive officers. Such benefits include insurance for medical, prescription drugs, dental, vision, long-term disability, life and accidental death and dismemberment and a legal services plan. For each of the named executive officers, the Company pays for these insurance benefits, as well as insurance for up to $2,500 of medical expense reimbursement. The Company also sponsors a 401(k) plan. The Company has generally elected, from year to year, to make a discretionary contribution to employees’ 401(k) accounts. In the event the Company elects to make a discretionary contribution, the named executive officers would be eligible to participate on the same basis as all other eligible employees; provided, however, that the contribution for certain executives may be limited by IRS rules.

In March 2010, the Board adopted the 2010 Deferred Compensation Plan, which is a nonqualified, unfunded plan designed to provide a select group of the Company’s senior management (which includes each of the named executive officers), highly compensated employees and non-employee directors with the opportunity to accumulate capital by deferring compensation on a pre-tax basis. The 2010 Deferred Compensation Plan strengthens the ability of the Company to attract, reward and retain eligible employees and non-employee directors by providing them with a means to defer receipt of cash and shares of common stock associated with future grants of restricted stock units, performance share awards and certain other cash- and stock-based awards.

Employees who participate in the 2010 Deferred Compensation Plan may defer either all or none of any restricted stock unit awards and any performance share awards and up to 15% of base salary and up to 25% of cash bonuses and incentive awards. Non-employee directors who participate in the 2010 Deferred Compensation Plan may defer all or none of any restricted stock unit awards and any other incentive compensation and all or none of their annual retainer fees, committee chairman fees, lead director fees and meeting fees.

All cash and awards that are to be deferred under the 2010 Deferred Compensation Plan will be deemed invested in Company common stock equivalent units. In the case of stock-based awards that are deferred, the number of common stock equivalent units credited to a participant’s account will be based on the number of shares underlying those awards. In the case of cash deferrals, the number of common stock equivalent units credited to a participant’s account will be based on the Company’s share price on the date of the deemed investment. If stock-based awards are subject to a vesting condition, the investment in stock unit equivalents will be deemed to occur on the date that the award vests.

In general (and subject to certain exceptions set forth in the 2010 Deferred Compensation Plan), elections to defer compensation must be made in the tax year prior to the year in which the compensation would otherwise be earned. At the time that an employee makes each deferral election, he or she may choose between a distribution upon separation from service (subject to a 6-month delay applicable to certain officers) or payment at a scheduled future date of 5 years or 10 years following the end of the year in which that election becomes irrevocable. Regardless of election, distributions to employees will be made upon the first to occur of (a) separation from service (subject to a 6-month delay applicable to certain officers); (b) occurrence of the 5 or 10 year scheduled distribution date, as applicable; (c) a change in control of the Company; or (d) death. Distributions to Non-Employee Directors will be made upon the first to occur of (x) separation from service; (y) change in control of the Company; or (z) death. Distributions under the 2010 Deferred Compensation Plan will generally be paid in shares of Company common stock, with fractional shares paid in cash. However, the Company’s Compensation Committee has the discretion to make a determination that distributions be paid in cash or a combination of cash and shares. In the event of an unforeseeable emergency, a participant will be permitted, subject to plan rules, to elect a hardship distribution from his or her account prior to the otherwise applicable payment date.

The Company also maintains a nonqualified deferred compensation plan (the “Fidelity Deferred Compensation Plan”) that is administered by Fidelity Management Trust Company (“Fidelity”). Under the Fidelity Deferred Compensation Plan, certain executives, including the named executive officers, are entitled to defer up to 15% of their base salary and up to 25% of their annual non-equity incentive compensation. Effective salary deferral elections must be made by eligible executives prior to the end of the calendar year with respect to salary amounts to be earned in the following year and effective non-equity incentive compensation deferral elections must be made no later than six months prior to the end of the applicable performance period. Participants in the Fidelity Deferred Compensation Plan are entitled to direct the investment of the deferred amounts by selecting one or more permissible investment alternatives offered under the plan. Under the Fidelity Deferred Compensation Plan, participants are entitled to change their investment selection by contacting Fidelity. The Company does not restrict the frequency of changes in the investment selection. Fidelity maintains an excessive trading policy which generally prohibits exchanges in and then out of a fund option within 30 days (a “roundtrip”). Under Fidelity’s excessive trading policy, participants are limited to one roundtrip transaction per fund within any rolling 90-day period, subject to an overall limit of four roundtrip transactions across all funds over a rolling 12-month period. The value of the participant’s investment is based directly on the performance of the underlying mutual funds selected by the participants.

Under the Fidelity Deferred Compensation Plan, a participant is entitled to elect to receive distributions, either in a lump sum or in a series of substantially equal payments, either at separation of service or at the earlier of separation of service or reaching a pre-selected age. Regardless of any such election made by the participant, a lump sum distribution will automatically be made upon the earlier to occur of (a) separation of service prior to age 62; (b) death; or (c) a change in control of the Company.

We do not contribute to the Fidelity Deferred Compensation Plan or guarantee or supplement deemed investment returns on the participants’ accounts. The Fidelity Deferred Compensation Plan essentially operates as an uninsured, tax-advantaged personal brokerage account of the participant. Participation in this plan does not affect the participant’s base salary or annual incentive compensation. Amounts deferred under the Fidelity Deferred Compensation Plan are held in trust for payment of benefits under the plan, subject to the claims of the Company’s general creditors.

The 2010 Deferred Compensation Plan and the Fidelity Deferred Compensation Plan provide an opportunity for the participants to save for future financial needs at little cost to the Company. Providing these nonqualified deferred compensation plans contributes to the Company’s attractiveness as an employer by providing the Company with a method of rewarding and retaining these individuals.

For a more detailed discussion of the amounts earned in Fiscal 2011 under the Fidelity Deferred Compensation Plan by our named executive officers, see the Nonqualified Deferred Compensation table and accompanying narrative below.

TAX AND ACCOUNTING CONSIDERATIONS

Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the tax deductibility of nonperformance-based compensation that is paid to a “covered employee” (generally, the five executive officers whose compensation is reported to stockholders in a proxy statement). Compensation that qualifies as “performance-based compensation” is excluded from the $1 million deductibility cap, and therefore remains fully deductible by the Company. In making compensation design and award decisions, the Company takes Section 162(m) into account in determining the total compensation cost which may be incurred by the Company. If, consistent with our business needs and without violating contractual obligations, we are able to structure compensation arrangements to eliminate the negative effects of Section 162(m), we will do so. If, however, the Company’s business needs dictate hiring or making compensation decisions which may result in the Company incurring non-deductible compensation expense, the Company will take such actions as may be necessary to meet those needs. For example, a much sought-after candidate for employment may be able to command in the marketplace compensation arrangements which do not meet the exceptions to the deductibility limitations under Section 162(m). In Fiscal 2011 and Fiscal 2010, substantially all compensation paid by the Company was deductable without limitation under Section 162(m). We were limited under Section 162(m) in prior years and may be limited in future years. To mitigate the impact of Section 162(m), the Company adopted the Cash Incentive Plan and the Equity Incentive Plan.

In Fiscal 2006, the Company adopted the Statement of Financial Accounting Standards No. 123R, now codified as FASB ASC Topic 718 — Stock Compensation (“FASB ASC 718”), which generally requires a public entity to measure the cost of employee services received for an award of equity instruments based on the grant-date fair value of the award. The adoption of FASB ASC 718 had no material effect on our financial statements, because, at the time of the adoption, all options issued under our previous equity incentive plans were fully vested. FASB ASC 718 will govern the expense to the Company associated with any equity that may be issued under the Equity Incentive Plan. Generally, such equity will be expensed over the associated vesting period established pursuant to an equity award.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with the management of the Company the foregoing Compensation Discussion and Analysis and, based on such review and discussion, has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted, Compensation Committee:

Sidney H. Ritman (Chairman)

William E. Herron

Henry Homes, III

COMPENSATION TABLES

The following tables, narrative and footnotes discuss the compensation of our named executive officers for Fiscal 2011, Fiscal 2010 and Fiscal 2009. We follow the National Retail Federation’s “4-5-4” retail calendar, whereby for each fiscal quarter, the first month contains four weeks, the second month contains five weeks and the third month contains four weeks (each week containing the seven days from Sunday through Saturday). Dividing the retail calendar into 52 weeks of seven days each, or 364 days, leaves an extra day each year to be accounted for in a future fiscal period. As a result every five to six years a week is added to the fiscal calendar. Fiscal 2012 is a 53 week year. Fiscal 2011, Fiscal 2010 and Fiscal 2009 were all 52 week years.

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning compensation earned by our named executive officers for Fiscal 2011, Fiscal 2010 and Fiscal 2009.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)

R. Neal Black,	2011	783,138	—	1,965,414	—	1,199,675	—	52,288	4,000,515
President and Chief	2010	762,500	—	1,924,950	—	1,175,000	74,613	50,606	3,987,669
Executive Officer	2009	750,000	230,000	—	—	1,500,000	124,708	42,210	2,646,918

David E. Ullman,	2011	467,325	—	149,960	—	305,273	—	41,330	963,888
Executive Vice	2010	457,500	—	149,943	—	302,250	29,581	34,916	974,190
President-Chief Financial Officer	2009	450,000	60,000	—	—	292,500	32,923	27,466	862,889

Robert B. Hensley,	2011	492,450	—	149,960	—	321,685	—	38,756	1,002,851
Executive Vice President for	2010	482,500	—	149,943	—	318,500	32,667	37,002	1,020,612
Human Resources, Real Estate	2009	475,000	50,000	—	—	308,750	56,584	30,398	920,732
and Loss Prevention

Gary M. Merry,	2011	432,500	—	149,960	—	302,250	—	30,944	915,654
Executive Vice President for	2010	377,500	—	149,943	—	260,000	—	29,239	816,682
Store and Catalog Operations	2009	355,000	125,000	—	—	230,750	—	23,922	734,672

James W. Thorne,	2011	407,500	—	149,960	—	286,000	—	32,504	875,964
Executive Vice President for	2010	362,500	—	149,943	—	243,750	—	30,380	786,573
Merchandising and Chief	2009	350,000	125,000	—	—	227,500	—	25,871	728,371
Merchandising Officer

Notes to Summary Compensation Table

Bonus

The amounts reported in column (d) represent discretionary bonuses earned for the applicable fiscal year. The Company paid no discretionary bonuses or other compensation which are reportable as bonuses as defined under SEC rules to the named executive officers in Fiscal 2011 or Fiscal 2010.

Stock and Option Awards

In Fiscal 2011, the Company issued to each named executive officer a Performance Restricted Stock Unit Award Agreement. Mr. Black had the opportunity to earn (and subsequently did earn) 40,341 Performance RSUs and each of the Executive Vice Presidents had the opportunity to earn (and subsequently did earn) 3,078 Performance RSUs.

In Fiscal 2010, the Company issued to each named executive officer a Performance Restricted Stock Unit Award Agreement. Mr. Black had the opportunity to earn (and subsequently did earn) 48,463 Performance RSUs and each of the Executive Vice Presidents had the opportunity to earn (and subsequently did earn) 3,775 Performance RSUs.

The Company issued no stock or option awards to the named executive officers in Fiscal 2009.

Amounts reported in column (e) represent the grant date fair value of restricted stock units issued to the named executive officers, based on the closing price of the Company’s common stock on the date of grant.

Non-Equity Incentive Plan Compensation

The amounts reported in column (g) reflect amounts earned by, and subsequently paid to, each named executive officer for the applicable fiscal year under the Company’s Cash Incentive Program for that year. The non-equity incentive compensation paid to the named executive officers in Fiscal 2012, Fiscal 2011 and Fiscal 2010 for performance in Fiscal 2011, Fiscal 2010 and Fiscal 2009, respectively, represented the maximum potential awards that could have been earned under the Cash Incentive Programs for those years.

Changes in Pension Value and Nonqualified Deferred Compensation Earnings

The Company does not maintain a pension plan for which the named executive officers are eligible. The amounts set forth in column (h) represent the above-market earnings, if any, by the named executive officers on their respective accounts in the Fidelity Deferred Compensation Plan. Under SEC regulations, the “market rate” of interest is deemed to be 120% of the applicable federal long-term rate. The above-market earnings credited to the participants in the Fidelity Deferred Compensation Plan were calculated as the difference between the return earned on such participants’ accounts during the applicable fiscal year and the interest that would have been earned at a rate equal to 120% of the applicable federal long-term rate. None of the participants in the Fidelity Deferred Compensation Plan had above-market earnings in Fiscal 2011.

All Other Compensation

The tables below set forth the components of the amounts reported as All Other Compensation in column (i). These components are: (a) either an allowance for a car or the use of a Company-leased car; (b) the incremental cost to the Company of a legal services plan and of insurance for health, prescription drugs, medical expense reimbursement, dental, vision, long-term disability, life, and accidental death and dismemberment; and (c) amounts contributed by the Company for the named executive officer under the Company’s 401(k) plan. Except with respect to Mr. Ullman, the amounts shown in column (a) below are cash allowances and reflect the actual dollar amounts paid in the applicable fiscal year. With respect to Mr. Ullman, the amount shown in column (a) reflects the value of Mr. Ullman’s personal use of a Company-leased car during the applicable fiscal year.

Named Executive Officer	Fiscal 2011 All Other Compensation ($)
	(a)	(b)	(c)	Total
R. Neal Black	19,200	27,698	5,390	52,288
David E. Ullman	15,941	19,999	5,390	41,330
Robert B. Hensley	9,600	23,766	5,390	38,756
Gary M. Merry	9,600	15,954	5,390	30,944
James W. Thorne	9,600	17,514	5,390	32,504

Named Executive Officer	Fiscal 2010 All Other Compensation ($)
	(a)	(b)	(c)	Total
R. Neal Black	19,200	26,261	5,145	50,606
David E. Ullman	9,946	19,825	5,145	34,916
Robert B. Hensley	9,600	22,257	5,145	37,002
Gary M. Merry	9,600	14,494	5,145	29,239
James W. Thorne	9,600	15,635	5,145	30,380

Named Executive Officer	Fiscal 2009 All Other Compensation ($)
	(a)	(b)	(c)	Total
R. Neal Black	19,200	18,582	4,428	42,210
David E. Ullman	9,068	13,970	4,428	27,466
Robert B. Hensley	9,600	16,370	4,428	30,398
Gary M. Merry	9,600	11,876	2,446	23,922
James W. Thorne	9,600	11,843	4,428	25,871

FISCAL 2011 GRANTS OF PLAN-BASED AWARDS

The following table sets forth information concerning grants of non-equity and equity awards earned by our named executive officers for Fiscal 2011 under the 2011 Cash Incentive Program and 2011 Equity Incentive Program.

	Grant Date (b)	Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#) (i)	All Other Option Awards: Number of Securities Underlying Options(4) (#) (j)	Exercise or Base Price of Option Awards ($/sh) (k)	Grant Date Fair Value of Stock and Option Awards ($) (l)
Name (a)		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
R. Neal Black	3/29/2011	474,765	1,199,675	1,199,675	3,667	40,341	40,341	—	—	—	1,965,414
David E. Ullman	3/29/2011	46,965	305,273	305,273	1,026	3,078	3,078	—	—	—	149,960
Robert B. Hensley	3/29/2011	49,490	321,685	321,685	1,026	3,078	3,078	—	—	—	149,960
Gary M. Merry	3/29/2011	46,500	302,250	302,250	1,026	3,078	3,078	—	—	—	149,960
James W. Thorne	3/29/2011	44,000	286,000	286,000	1,026	3,078	3,078	—	—	—	149,960

(1)

This column presents information about potential payouts under the Company’s 2011 Cash Incentive Program. The actual non-equity incentive payment for performance in Fiscal 2011 was paid to the named executive officers in March 2012. All such payments are reflected in the Summary Compensation Table under the column heading “Non-Equity Incentive Plan Compensation.” For a more detailed description of the 2011 Cash Incentive Program, see the “Non-Equity Incentive Compensation” section of the Compensation Discussion and Analysis above. The 2011 Cash Incentive Program does not specify a “target” amount; therefore the respective amounts in the “target” column are representative amounts based on the Company’s actual Fiscal 2011 performance. The “threshold” amount represents the amount payable at the lowest net income level at which any award was payable and the “maximum” is the amount payable at the highest net income level. If the Company’s Fiscal 2010 financial performance was used in the determination of non-equity incentive compensation for the named executive officers in respect of the performance under the 2011 Cash Incentive Program, the named executive officers would not have earned non-equity incentive compensation for Fiscal 2011 because the minimum net income threshold established under the 2011 Cash Incentive Program was in excess of Fiscal 2010 net income.

(2)

This column presents information about potential payouts under the Company’s 2011 Equity Incentive Program. The actual equity incentive payments for performance in Fiscal 2011 were earned by the named executive officers in March 2012. All such payments are reflected in the Summary Compensation Table under the column heading “Stock Awards.” For a more detailed description of the 2011 Equity Incentive Program, see the “Equity Incentive Compensation” section of the Compensation Discussion and Analysis above. The 2011 Equity Incentive Program does not specify a “target” amount; therefore the respective amounts in the “target” column are representative amounts based on the Company’s actual Fiscal 2011 performance. The “threshold” amount is the number of Performance RSUs issuable at the lowest net income level at which any Performance RSUs could be earned and the “maximum” is the number of Performance RSUs issuable at the highest net income level. If the Company’s Fiscal 2010 financial performance was used in the determination of equity incentive compensation for the named executive officers in respect of the performance under the 2011 Equity Incentive Program, the named executive officers would not have earned equity incentive compensation for Fiscal 2011 because the minimum net income threshold established under the 2011 Equity Incentive Program was in excess of Fiscal 2010 net income.

(3)	The Company did not grant any stock awards not otherwise disclosed in Fiscal 2011.

(4)	The Company did not grant any option awards in Fiscal 2011.

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS TABLE

Employment Agreements

We had employment agreements with all of our named executive officers during Fiscal 2011. The material terms of each employment agreement are discussed below. Each named executive officer is entitled to certain payments following the termination of his employment with the Company. Set forth in the section below entitled “Potential Payments on Termination or Change in Control” is information regarding potential payments on termination or change in control which may, under certain circumstances, be due to each named executive officer.

R. Neal Black

Mr. Black is employed by the Company pursuant to an amended and restated employment agreement that expires on January 26, 2013. Mr. Black’s annualized base salary is $791,275. The employment agreement provides for an annual incentive opportunity of up to 400% of base salary based upon the achievement of annual performance goals. If earned, not less than 150% of base salary is payable in cash as incentive compensation. The balance of the incentive compensation, if any, may be paid in equity. The earned equity incentive compensation, if any, equal to the first 100% of base salary will vest on the later to occur of (a) the first anniversary of the equity grant date or (b) the date on which the Compensation Committee determines the degree to which the performance goals have been met. One-half of any additional earned equity bonus will vest on each of the second and third anniversaries of the grant date. The employment agreement also provides for benefits, perquisites, severance and an agreement not to compete with the Company, each of which is described in this Proxy Statement. Mr. Black was elected to the Board in December 2008 concurrently with his appointment as our Chief Executive Officer. Mr. Black’s employment agreement provides that he will serve without additional compensation as a director of the Company and, if he should so desire, any of its subsidiaries. Mr. Black has agreed to resign any and all such directorships concurrently with the expiration or other termination of his employment under the employment agreement.

David E. Ullman, Robert B. Hensley, Gary M. Merry and James W. Thorne

Each of the Executive Vice Presidents is employed pursuant to an employment agreement that expires on February 1, 2014. Each of these employment agreements provides for an annual base salary and an annual non-equity incentive opportunity of up to 65% of base salary based upon the achievement of annual performance goals. Base salary increases and potential equity incentive compensation are in the discretion of the Compensation Committee. Although the base salary levels of the Executive Vice Presidents have historically been adjusted each year, no adjustments were made for Fiscal 2012. Each of these employment agreements also provides for benefits, perquisites, severance and the executive officer’s agreement not to compete with the Company, each of which is described in this Proxy Statement.

The Compensation Discussion and Analysis section above includes a detailed description of our non-equity incentive compensation program and our equity incentive program.

Awards under our Non-Equity Incentive Compensation Program and our Equity Incentive Program

The Compensation Discussion and Analysis section above includes a detailed description of our non-equity incentive compensation program and our equity incentive program, as well as awards granted thereunder in 2011. Any dividends or other distributions paid to holders of record of the Company’s stock will accrue on the Performance RSUs awarded to the named executive officers and reported in the Grants of Plan-Based Awards Table above from and after the date of grant. These dividends or other distributions will accrue in an amount equal to the product of (i) the amount of such dividend or distribution paid with respect to one share of the Company’s stock and (ii) the number of Performance RSUs granted, divided by the fair market value of one share of stock on the applicable dividend or distribution payment date for the dividend or other distribution. All accrued amounts will be credited to the named executive officers in the form of additional restricted stock units on such date. These so-called “Dividend Equivalents” will not be paid to the named executive officers until settlement of their Performance RSUs in stock of the Company.

OUTSTANDING EQUITY AWARDS AT FISCAL 2011 YEAR-END

The following table reflects option awards and stock awards outstanding as of January 28, 2012.

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options(1) (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock that have not Vested(2) (#) (g)	Market Value of Shares or Units of Stock that have not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested(2) (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($) (j)
R. Neal Black	45,558	—	—	6.58	3/14/13	28,951	1,391,385	40,341	1,938,788
David E. Ullman	—	—	—	—	—	3,775	181,427	3,078	147,929
Robert B. Hensley	27,349	—	—	6.58	3/14/13	3,775	181,427	3,078	147,929
Gary M. Merry	—	—	—	—	—	3,775	181,427	3,078	147,929
James W. Thorne	17,577	—	—	6.58	3/14/13	3,775	181,427	3,078	147,929

(1)

Of the options granted to Messrs. Black and Hensley, 20% vested on March 14, 2003; 40% vested on March 14, 2004; and 40% vested on March 14, 2005. Of the options granted to Mr. Thorne, one-third vested on March 14 of 2003, 2004 and 2005. Each option expires on the tenth anniversary of its grant date.

(2)

The Equity Incentive Plan Awards referred to in the above table are the Performance RSUs granted to the named executive officers under the 2010 and 2011 Equity Incentive Programs. Column (g) represents the number of Performance RSUs granted to the named executive officers under the 2010 Equity Incentive Program. These Performance RSUs have been earned based on the satisfaction of the relevant performance goals, but have not vested because the relevant time-based vesting periods have not yet lapsed. Column (i) represents the number of Performance RSUs granted to the named executive officers under the 2011 Equity Incentive Program. As of Fiscal 2011 year-end, these Performance RSUs had not been earned. The relevant performance goals were based on Company and personal performance in Fiscal 2011 and the satisfaction of those goals was not certified by the Compensation Committee until March 2012 (after the effective date of the above-table). Subject to the terms of their respective Performance RSU Award Agreements, the Performance RSUs are scheduled to vest as follows:

2010 Grants
	6/17/2012	6/17/2013	Total
R. Neal Black	14,476	14,475	28,951
David E. Ullman	—	3,775	3,775
Robert B. Hensley	—	3,775	3,775
Gary Merry	—	3,775	3,775
James W. Thorne	—	3,775	3,775

2011 Grants
	3/29/2012	3/29/2013	3/29/2014	Total
R. Neal Black	16,242	12,050	12,049	40,341
David E. Ullman	—	—	3,078	3,078
Robert B. Hensley	—	—	3,078	3,078
Gary Merry	—	—	3,078	3,078
James W. Thorne	—	—	3,078	3,078

FISCAL 2011 OPTION EXERCISES AND STOCK VESTED

The following table provides information regarding option awards exercised by the named executive officers and stock awards that vested during Fiscal 2011.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
R. Neal Black	32,703	1,420,373	19,512	911,210
David E. Ullman	158,201	6,609,506	—	—
Robert B. Hensley	—	—	—	—
Gary M. Merry	—	—	—	—
James W. Thorne	—	—	—	—

Notes to Fiscal 2011 Option Exercises and Stock Vested Table

Value Realized on Exercise of Option Awards

At the time of exercise of his options, Mr. Black did not sell any of the acquired common stock. The dollar amount realized upon exercise has been determined as the difference between the market price of the shares at exercise (based on the closing price on the date of exercise) and the exercise price of the options.

Of the 158,201 shares of common stock acquired by Mr. Ullman upon exercise of his options, Mr. Ullman sold 62,810 shares and held 95,391 shares. As to the 62,810 shares which were sold, the dollar amount realized upon exercise has been determined as the difference between the market price of the shares sold (based on the actual sale prices per share obtained by Mr. Ullman) and the exercise price of the options. As to the 95,391 shares that Mr. Ullman held, the dollar amount realized upon exercise has been determined as the difference between the market price of the shares at exercise (based on the closing price on the date of exercise) and the exercise price of the options.

Value Realized on Vesting of Stock Awards

The value realized on the vesting of Mr. Black’s stock award has been determined as the market price of the shares at vesting (based on the closing price on the date of vesting) multiplied by the number of shares acquired on vesting.

PENSION BENEFITS

The Pension Benefits table is omitted as the Company does not offer pension benefits to the named executive officers.

FISCAL 2011 NONQUALIFIED DEFERRED COMPENSATION

The following table shows the nonqualified deferred compensation benefits for each named executive officer during Fiscal 2011 under the Fidelity Deferred Compensation Plan.

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings/(Losses) in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
R. Neal Black	—	—	10,043	—	728,283
David E. Ullman	60,450	—	1,229	—	375,665
Robert B. Hensley	31,850	—	9,130	—	432,248
Gary M. Merry	—	—	—	—	—
James W. Thorne	—	—	—	—	—

The amount reported in column (b) above for Mr. Ullman is included in the amount reported for Mr. Ullman in the Summary Compensation Table as “Non-Equity Incentive Plan Compensation” (column (g)) for Fiscal 2010. The amount reported in column (b) above for Mr. Hensley is included in the amount reported for Mr. Hensley in the Summary Compensation Table as “Non-Equity Incentive Plan Compensation” (column (g)) for Fiscal 2010. Such non-equity incentive compensation was earned by Messrs. Ullman and Hensley for performance in Fiscal 2010 and is therefore reported in the Summary Compensation Table as Fiscal 2010 compensation. However, such compensation was payable to, and was therefore deferred by, Messrs. Ullman and Hensley in Fiscal 2011.

The amounts reported in column (d) above represent the aggregate earnings (which include interest, dividends, dividend equivalents and realized and unrealized gains and losses) on each named executive officer’s investment in the applicable named executive officer’s selected funds. Pursuant to SEC regulations, all earnings on nonqualified deferred compensation in excess of 120% of the applicable federal long-term rate are deemed “above market” earnings and are reported in column (h) of the Summary Compensation Table.

Included in the amounts reported in column (f) above are amounts reported for Mr. Black, Mr. Ullman and Mr. Hensley in the Summary Compensation Table as “Salary” (column (c)), “Bonus” (column (d)) and/or “Non-Equity Incentive Plan Compensation” (column (g)). For Mr. Black, the deferred amount was $34,615 for Fiscal 2009. For Mr. Ullman the deferred amounts were $35,212 for Fiscal 2009, $112,644 for Fiscal 2010 and $60,450 for Fiscal 2011. For Mr. Hensley the deferred amounts were $33,375 for Fiscal 2009, $35,875 for Fiscal 2010 and $31,850 for Fiscal 2011.

The Compensation Discussion and Analysis above includes a detailed description of our deferred compensation plans, including the types of compensation permitted to be deferred, limitations on deferral and other material terms.

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL

The table below contains information concerning potential payments on termination or change in control which may be due under the respective employment agreements with our named executive officers based on the assumption that the event triggering such payments had taken place on the last day of Fiscal 2011. Non-equity incentive compensation earned by our named executive officers for Fiscal 2011 (award payments under the 2011 Cash Incentive Program) was actually paid in March 2012. If the employment agreements had terminated on January 28, 2012 (the last day of Fiscal 2011), which they did not, the award payments under the 2011 Cash Incentive Program would still have been paid in March 2012. The 2011 non-equity incentive compensation would not have been paid twice. Columns (b) through (f) each represent a different circumstance under which payments may potentially be due pursuant to the employment agreements. The “Total” in any one column for any one named executive officer represents that officer’s maximum potential payment under the applicable circumstance. The “Totals” are independent of one another and not cumulative for any one named executive officer.

Name (a)	Termination without Cause by Company or for Good Reason by Executive ($) (b)	Termination by Company for Cause ($) (c)	Termination by Executive without Good Reason or as a Result of the Death or Disability of Executive ($) (d)	Expiration at the Election of Company ($) (e)	Termination within 90 Days of a Change in Control(1) ($) (f)
R. Neal Black
Termination Payment	1,550,000	—	—	775,000	1,550,000
2011 Non-Equity Incentive Compensation	1,199,675	1,199,675	1,199,675	1,199,675	1,199,675

Total	2,749,675	1,199,675	1,199,675	1,974,675	2,749,675
David E. Ullman
Base Salary	704,475	—	—	704,475	—
2011 Non-Equity Incentive Compensation	305,273	305,273	305,273	305,273	—

Total	1,009,748	305,273	305,273	1,009,748	—
Robert B. Hensley
Base Salary	494,900	—	—	494,900	—
2011 Non-Equity Incentive Compensation	321,685	321,685	321,685	321,685	—

Total	816,585	321,685	321,685	816,585	—
Gary M. Merry
Base Salary	465,000	—	—	465,000	—
2011 Non-Equity Incentive Compensation	302,250	302,250	302,250	302,250	—

Total	767,250	302,250	302,250	767,250	—
James W. Thorne
Base Salary	440,000	—	—	440,000	—
2011 Non-Equity Incentive Compensation	286,000	286,000	286,000	286,000	—

Total	726,000	286,000	286,000	726,000	—

(1)

A change in control is not a triggering event for a payment to any of the executive vice presidents under their respective employment agreements. In the event the employment agreement for one of the executive vice presidents is terminated within 90 days of a change in control, the termination payment would be calculated based upon the circumstances described in the notes to columns (b), (c) or (d), as applicable.

Notes to Potential Payments on Termination or Change in Control Table

Termination without Cause by Company or for Good Reason by Executive (Column (b))

Under the terms of the respective employment agreements with our named executive officers, if the employment period is terminated by the Company without “cause” (as defined below) or by the executive for “good reason” (as defined below), the Company will be obligated to make a termination payment, in addition to paying the executive’s base salary through the date of termination. For Mr. Black, the termination payment is an agreed-upon amount payable in one lump sum on the last day of the employment period. For Messrs. Ullman, Hensley, Merry and Thorne the termination payment is based on the named executive officer’s base salary in effect as of the last day of Fiscal 2011 and is payable in equal weekly installments over the term corresponding to the amount due. Mr. Ullman is entitled to 18 months of salary. Messrs. Hensley, Merry and Thorne are each entitled to 12 months of salary. A named executive officer whose employment period is terminated by the

Company without cause or by the executive for good reason will also receive any non-equity incentive compensation which may have been earned through the date of termination. The non-equity incentive compensation is payable as and when such compensation would have been paid had the employment period not ended, i.e., promptly following the determination thereof, but in no event later than 90 days following the end of the year for which such compensation is earned.

Without limiting the terms and conditions of the respective employment agreements between our named executive officers and the Company, the term “cause,” as used in the employment agreements, generally means with respect to each named executive officer: (a) the conviction of a felony involving money or other property of the Company or any other felony or offense involving moral turpitude; (b) the willful commission of an act not approved of or ratified on behalf of the Company involving a material conflict of interest or self-dealing relating to any material aspect of the Company’s business or affairs; (c) the willful commission of any act of fraud or misrepresentation related to the business of the Company which would materially and negatively impact upon the Company; or (d) the willful and material failure to comply with the lawful orders of the Company, provided such orders are consistent with the duties, responsibilities and/or authority of his office.

Without limiting the terms and conditions of the respective employment agreements between our named executive officers and the Company, the term “good reason,” as used in the employment agreements, generally means any material breach by the Company of any provision of the employment agreement which, if susceptible of being cured, is not cured within thirty (30) days after notice. However, the cure period applicable to any failure timely to pay (or any reduction in) compensation or benefits paid or payable to the named executive officer pursuant to the employment agreement is seven (7) days after delivery of notice thereof to the Company.

Termination by Company for Cause (Column (c))

Under the terms of the respective employment agreements between our named executive officers and the Company, if the employment period is terminated by the Company for cause, the named executive officer will be paid his base salary through the date of termination and any non-equity incentive compensation earned through the date of termination, but is not entitled to any other payments. The non-equity incentive compensation is payable as and when such compensation would have been paid had the employment period not ended, i.e., promptly following the determination thereof, but in no event later than 90 days following the end of the year for which such compensation is earned.

Termination by Executive without Good Reason or as a Result of the Death or Disability of Executive (Column (d))

Under the terms of the respective employment agreements between our named executive officers and the Company, if the employment period is terminated by the named executive officer without good reason or as a result of his death or disability, the named executive officer will be paid his base salary through the date of termination and any non-equity incentive compensation earned through the date of termination, but is not entitled to any other payments. The non-equity incentive compensation is payable as and when such compensation would have been paid had the employment period not ended, i.e., promptly following the determination thereof, but in no event later than 90 days following the end of the year for which such compensation is earned.

Expiration at the Election of Company (Column (e))

Under the terms of the respective employment agreements between our named executive officers and the Company, in the event the Company elects not to renew the employment agreement or to otherwise extend employment on the then current terms for an additional year, the named executive officer will be entitled to severance payments. For Mr. Black, the termination payment is an agreed-upon amount payable in one lump sum on the last day of the employment period. For Messrs. Ullman, Hensley, Merry and Thorne the termination payment is based on the named executive officer’s base salary in effect as of the last day of Fiscal 2011 and is payable in equal weekly installments over the term corresponding to the amount due. Mr. Ullman is entitled to 18 months of salary. Messrs. Hensley, Merry and Thorne are each entitled to 12 months of salary. A named executive officer whose employment agreement is not being renewed by the Company will also receive any non-equity incentive compensation which may have been earned for the year ending on the stated expiration date of the employment period. The non-equity incentive compensation is payable as and when such compensation would have been paid had the employment period not ended, i.e., promptly following the determination thereof, but in no event later than 90 days following the end of the year for which such compensation is earned.

Termination within 90 Days of a Change in Control (Column (f))

Mr. Black may terminate his employment agreement with the Company at any time within 90 days following a “change in control” (as defined below) of the Company. In the event of such termination, or if the Company terminates the employment agreement for cause within 90 days following a change in control, the Company will make the payments to Mr. Black as set forth in the table above. The termination payment is payable on the last day of the employment period. The non-equity incentive compensation is payable as and when such compensation would have been paid had the employment period not ended, i.e., promptly following the determination thereof, but in no event later than 90 days following the end of the year for which such compensation is earned. In the event the employment agreement for one of the executive vice presidents is terminated within 90 days of a change in control, the termination payment would be calculated based upon the circumstances described in the notes to columns (b), (c) or (d), as applicable. A change in control does not affect the calculation of these termination payments.

Without limiting the terms and conditions of Mr. Black’s employment agreement with the Company, the term “change of control,” as used in the employment agreement, generally means (a) the acquisition by any “person” (as defined in the Exchange Act) of beneficial ownership of 51% or more of the stock of the Company; (b) the acquisition by any such “person” of beneficial ownership of 30% or more of the stock of the Company and a change in the majority of the Board; or (c) the merger, consolidation or liquidation of the Company or the sale or disposition of all or substantially all of the assets of the Company.

Additional Notes Regarding Potential Post-Employment Payments and Obligations

Non-Equity Incentive Compensation

The employment agreements use the word “bonus” to refer to payments which are designated as “non-equity incentive compensation” under SEC regulations and in this Proxy Statement. The employment agreements generally provide that in the event the employment period ends for any reason whatsoever on a day prior to payment of any bonus the named executive officer may have earned for the previous fiscal year, the Company will pay such bonus to the named executive officer as and when such bonus would otherwise have been paid had the employment period not ended. The employment agreements also generally provide that when and if bonuses are generally paid to employees of the Company for the fiscal year in which the termination occurs, the Company will pay to the named executive officer a pro-rated bonus based on the number of days the named executive officer was employed by the Company during such fiscal year. For the purpose of determining eligibility for payment of a pro-rata bonus, it is assumed that all conditions to payment of the bonus which were based upon performance by the named executive officer (e.g., a job performance rating of “Effective” or better) were satisfied.

Non-compete Covenants

Following the termination of an employment agreement, the applicable named executive officer is generally subject to non-compete covenants. The period of time during which such covenants are in effect varies depending upon the circumstances of termination. Generally, the non-competition term is six months. If the named executive officer resigns without good reason, the term is 12 months. If post-termination payments are being made for longer than the otherwise applicable period, the non-compete covenants will be effective while such payments are being made. If the Company terminates Mr. Black’s employment agreement for cause, the non-competition term is six months. If the Company elects not to renew Mr. Black’s employment agreement, the non-competition term is one year. If the Company terminates Mr. Black’s employment agreement without cause or Mr. Black terminates his employment agreement for good reason or within 90 days following a change in control, the non-competition term is two years.

PROPOSALS REQUIRING STOCKHOLDER APPROVAL

PROPOSAL ONE-ELECTION OF DIRECTORS

Effective as of the Annual Meeting, and until the Board shall determine otherwise, the Board will consist of six members and is divided into three classes. Each class holds office for a term of three years. This year’s nominees for director, Andrew A. Giordano and William E. Herron (individually, a “Director Nominee” and together, the “Director Nominees”), are currently directors of the Company. Each Director Nominee was nominated by our Nominating and Corporate Governance Committee for reelection to the Board for a term of three years expiring at the 2015 Annual Meeting of Stockholders. Each director so elected shall hold office until his or her successor shall be duly elected or qualified, or until his or her earlier death, resignation or removal.

If either of the Director Nominees should become unavailable for election at the time of the Annual Meeting, the shares represented by the proxies solicited for the Annual Meeting will be voted for such substitute nominee(s) as may be determined by the Nominating and Corporate Governance Committee. The Board expects that both of the Director Nominees will be able to serve as directors if re-elected at the Annual Meeting. In the election of the directors, you may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to either or both of the nominees. Unless a proxy card is marked “AGAINST” or “ABSTAIN” with respect to a Director Nominee, the shares represented by the accompanying proxy will be voted “FOR” the election of such Director Nominee.

The election of each Director Nominee requires the affirmative vote of a majority of the total votes cast for and against such nominee at the Annual Meeting.

Certain information concerning the Director Nominees and those directors whose terms of office will continue following the Annual Meeting is set forth below, including their specific experience, qualifications and skills that led the Board to conclude that each of those individuals should continue to serve as a director. As of January 29, 1994, the Company’s stockholders entered into an Amended and Restated Shareholders Agreement (the “Shareholders Agreement”) pursuant to which Mr. Giordano was elected as the designee of Altus Finance Co. and Mr. Wildrick was elected as the designee of the majority of the directors then in office. The provisions of the Shareholders Agreement relating to the election of the directors terminated effective upon the closing of the Company’s initial public offering of the Common Stock in May 1994.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board recommends that the stockholders vote FOR the election of Messers Giordano and Herron.

DIRECTOR NOMINEES STANDING FOR ELECTION FOR TERMS EXPIRING IN 2015

Andrew A. Giordano

Andrew A. Giordano has served as one of our directors since 1994 and is chairman of our Nominating and Corporate Governance Committee. He served as our interim Chief Executive Officer from May 1999 to October 1999. Mr. Giordano also served as Chairman of the Board from May 1999 to December 2008, at which time he became Chairman Emeritus. Mr. Giordano continues to serve as Lead Independent Director, a position he assumed in November 1999. Mr. Giordano has been the principal of The Giordano Group, Limited, a diversified consulting firm, since its founding in February 1993. He also serves as Chairman of the Compensation Committee of Dale Carnegie, a privately owned provider of personal advancement training, where he has been a Director since 2001. Since January 2009, Mr. Giordano has been a director of Hurd Windows and Doors of Wausau, Wisconsin, a privately owned manufacturer and retailer. Mr. Giordano retired from his position as CEO, Naval Supply Systems Command and Chief, Navy Supply Corps with the rank of Rear Admiral (Upper Half). He is a former director of the Navy, Marine Corps Residence Foundation, the Navy Memorial Foundation, the Navy Mutual Aid Association and the Navy Federal Credit Union.

The Board concluded that Mr. Giordano should continue to serve as a director in part due to his extensive knowledge of the Company. Having been a director since 1994, Mr. Giordano brings to the Board historic knowledge and continuity. In addition, his substantial leadership and organizational skills provide valuable perspective on the complex operations of a multi-location, multi-channel retailer such as the Company.

William E. Herron

William E. Herron has served as one of our directors since April 2005 and is chairman of our Audit Committee. Since January 2002, Mr. Herron has been self-employed as a strategic consultant to companies seeking to initiate business with the federal government. From 1982 through December 2001, Mr. Herron was a partner in Arthur Andersen, having served in its Accounting and Audit practice from 1982 until 1994 and in its Business Consulting practice from 1995 until 2001. Among his other duties with Arthur Andersen, Mr. Herron was the Managing Partner of the firm’s Office of Government Services. Mr. Herron was a licensed CPA for over 30 years and is a current member of the American Institute of Certified Public Accountants and Pennsylvania Institute of Certified Public Accountants. He has served on the boards of directors of several privately held companies including as chair of an audit committee. He has been active for over 30 years on boards of civic and charitable institutions. Mr. Herron is a retired Rear Admiral from the U.S. Naval Reserve.

The Board concluded that Mr. Herron should continue to serve as a director in part due to his extensive career in public accounting, which brings to the Board significant auditing and accounting experience.

DIRECTORS WHOSE TERMS EXPIRE IN 2014

R. Neal Black

R. Neal Black has served as one of our directors and as our Chief Executive Officer since December 2008. Mr. Black has been our President since April 2007. He joined the Company in January 2000 and served as Executive Vice President-Merchandising and Marketing from January 2000 to April 2007. In addition, Mr. Black was our Chief Merchandising Officer from January 2000 to December 2008. Mr. Black has spent his entire professional career in the retail industry including: from 1998 to 2000, with McRae’s department stores, a division of Saks Incorporated, as Senior Vice President/General Merchandise Manager; from 1995 to 1998, with Venture Stores, Inc., a publicly traded family value retailer, ending as Senior Vice President of Product Development and General Merchandise Manager; from 1992 to 1995, with Gottschalks Department Stores, a regional department store headquartered in Fresno, California, ending as Vice President/General Merchandise Manager; from 1983 to 1992, with Design Linens, Inc., a privately-owned specialty retail chain headquartered in Portland, Oregon, ending as President; and from 1976 to 1983, with Meier & Frank, a division of May Department Stores, ending as a Buyer.

The Board concluded that Mr. Black should continue to serve as a director in part due to his extensive career in retail. As our CEO, Mr. Black brings to the Board significant industry knowledge, senior leadership and expertise in merchandising, marketing, sales and finance.

Robert N. Wildrick

Robert N. Wildrick has served as one of our directors since 1994 and is chairman of our Executive Committee. He has served as our Chairman of the Board since December 2008. From November 1999 to December 2008, Mr. Wildrick was our Chief Executive Officer. In addition, he was our President from December 1999 to April 2007 and our Executive Chairman from April 2007 to December 2008. Mr. Wildrick is the President Pro Tem of the Town Council of Palm Beach, Florida and Chairman of its Finance and Taxation Committee and its Public Safety Committee. From December 2008 through April 17, 2012, Mr. Wildrick was a member of the Board of Directors of Checkpoint Systems, Inc. (NYSE: CKP). Mr. Wildrick was Director, President and Chief Executive Officer of Venture Stores, Inc., a publicly traded family value retailer, from April 1995 to May 1998 and was Chairman of its board of directors from January 1996 to May 1998. From 1976 to April 1995, Mr. Wildrick was employed by Belk Stores Services, a retailing company, in various capacities, including Corporate Executive Vice President for Merchandise and Sales Promotion and Chief Merchandising Officer. Mr. Wildrick’s former directorships include Goodwill Industries, The Pride of Baltimore, Johns Hopkins Children’s Hospital Advisory Board, The Cystic Fibrosis Foundation and the Boy Scouts of America where he was a Director in New York and Charlotte, North Carolina. He has been a sponsor and fundraiser for the American Heart Association, various Police Associations and the Boy Scouts where he helped fund scout camps for children with disabilities.

The Board concluded that Mr. Wildrick should continue to serve as a director in part due to his extensive knowledge of the Company. Having been a director since 1994, Mr. Wildrick brings to the Board historic knowledge and continuity. In addition, as a result of his extensive career in retail and as our former CEO, Mr. Wildrick brings to the Board significant industry knowledge and expertise in merchandising, marketing, sales and finance.

DIRECTORS WHOSE TERMS EXPIRE IN 2013

James H. Ferstl

James H. Ferstl has served as one of our directors since September 2008. Since its founding in 1999, Mr. Ferstl has been the principal of J&M Enterprises, a retail consulting, commercial real estate and personal financial investment firm. From 1965 to 1999, Mr. Ferstl was employed in various capacities in the retail industry including: from 1995 to 1999, as Executive Vice President, Chief Merchandising Officer and Board member of Venture Stores, Inc., a publicly traded family value retailer; from 1987 to 1995 Corporate Vice President-General Merchandise Manager (Home and Hard lines) for Gottschalks Department Stores, a regional department store headquartered in Fresno, California; from 1984 to 1987, as Senior Vice President and General Manager for Platt Electronics Corp., a consumer electronics business based in Torrance, California, with responsibility for its 140 store West coast region; from 1981 to 1984, as Executive Vice President for Merchandising and Stores Operation and Chief Merchandising Officer for Broadway Southwest Department Stores, a division of Carter Hawley Hale Stores Inc. based in Phoenix, Arizona; and from 1965 to 1981, as Regional Vice President for Stores for Sanger Harris Department Stores of Dallas, Texas, a Division of Federated Department Stores Inc.

The Board concluded that Mr. Ferstl should continue to serve as a director in part due to his extensive career in retail, which brings to the Board significant industry knowledge and experience in merchandising, marketing and sales.

Sidney H. Ritman

Sidney H. Ritman has served as one of our directors since July 2005 and is chairman of our Compensation Committee. Mr. Ritman is the Managing Member of Jayne Hall LLC, a sourcing, merchandising and marketing consulting firm to U.S. and European retailers and importers. Jayne Hall LLC also provides Hong Kong manufacturers with advice regarding merchandising and fashion trends in U. S. markets. Mr. Ritman was the founder, owner and operator of two companies engaged in importing and selling women’s apparel- Toni Industries, Inc. from 1990 through November 2011 and Giorgio San Angelo, LLC from December 2007 through November 2009. Mr. Ritman has an extensive background in international sourcing for U.S. and European apparel retailers, including fifteen years in residence in Hong Kong as the Managing Director of Armstrong Industries, Ltd., a sourcing agent which had offices in seven countries. In 1987, Mr. Ritman organized the sale of Armstrong to Colby Staton Ltd., a Hong Kong-based sourcing company, for which Mr. Ritman served as a consultant and director until 1997. Mr. Ritman is a former trustee of Rollins College, Winter Park, Florida and The Brunswick School, Greenwich, Connecticut. Mr. Ritman is a former United States Marine Corps officer, having served on active duty and in the Marine Corps Reserve for nine years.

The Board concluded that Mr. Ritman should continue to serve as a director in part due to his extensive career in apparel retailing and sourcing, which brings to the Board significant experience in these areas.

PROPOSAL TWO-RATIFICATION OF REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee appointed Deloitte to serve as our independent registered public accounting firm for Fiscal 2012. The affirmative vote of a majority of the votes cast at the Annual Meeting on Proposal Two, either in person or by proxy, and entitled to vote is required to ratify the selection of Deloitte. Deloitte has served as the Company’s independent registered public accounting firm since 2004. One or more representatives of Deloitte are expected to be present at the Annual Meeting and will be available to respond to appropriate questions from stockholders and to make such statements as they may desire.

In the event the stockholders fail to ratify the appointment of Deloitte, the Audit Committee may reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in our best interests and in the best interests of our stockholders.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board recommends that the stockholders vote FOR the ratification of the appointment of Deloitte & Touche LLP to serve as our registered public accounting firm for Fiscal 2012.

AUDIT AND NON-AUDIT FEES

The fees for services rendered by Deloitte and its affiliates to the Company for Fiscal 2010 and Fiscal 2011 were as follows:

Type of Fee	Fiscal 2010 ($)	Fiscal 2011 ($)
Audit Fees(1)	855,900	860,500
Audit-Related Fees(2)	45,500	44,000
Tax Fees(3)	382,200	45,000
All Other Fees(4)	2,200	2,200

Total Fees	1,285,800	951,700

(1)

Audit fees represent the aggregate fees for the stated fiscal year for professional services rendered for the audit of the Company’s annual financial statements and the audit of the Company’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act, review of financial statements included in the Company’s Quarterly Reports on Form 10-Q and services that are normally provided by the accountant in connection with certain statutory and regulatory filings or engagements.

(2)

Audit-related fees represent the aggregate fees for a limited scope audit for one retirement plan in each of Fiscal 2010 and Fiscal 2011, fees for a consent in a franchise offering in Fiscal 2011 and fees for consents in Form S-8 filings in Fiscal 2010.

(3)	Tax fees represent the aggregate fees for the stated fiscal year for tax compliance, tax advice and tax planning.
(4)

All other fees include the aggregate fees for the stated fiscal year for products and services provided by the principal accountant other than the services reported above. All other fees for Fiscal 2010 and Fiscal 2011 are subscription fees for access to Deloitte’s on-line research database.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee pre-approves all auditing services and permitted non-audit services to be performed for the Company by its registered public accounting firm, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act. The Audit Committee approved all such services prior to the auditor’s engagement for such services during Fiscal 2010 and Fiscal 2011.

AUDIT COMMITTEE REPORT

The Audit Committee oversees the responsibilities of the Board relating to: (a) the integrity of our financial statements; (b) the qualifications and independence of our registered public accounting firm; (c) the performance of our internal audit functions and our registered public accounting firm; (d) the adequacy of our systems of internal accounting and financial controls; and (e) our compliance with ethics policies and legal and regulatory requirements.

Deloitte was the principal accountant engaged to audit the financial statements of the Company for Fiscal 2011. The Audit Committee has reviewed and discussed those audited financial statements with the Company’s management and Deloitte. The Audit Committee has also discussed with Deloitte the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol.1. AU Section 380), as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning Deloitte’s independence, and the Audit Committee has discussed with Deloitte the independence of Deloitte from Jos. A. Bank.

Based on the foregoing review and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2011 filed with the SEC.

Respectfully submitted, Audit Committee:

William E. Herron (Chairman)

Andrew A. Giordano

Sidney H. Ritman

PROPOSAL THREE-ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we periodically provide our stockholders with a “Say on Pay”, i.e., the opportunity to approve, on a nonbinding, advisory basis, the compensation of our named executive officers. Pursuant to the recommendation of our stockholders as expressed in an advisory vote taken at our 2011 Annual Meeting, the Company will conduct a “Say on Pay” advisory vote to approve executive compensation on an annual basis, until the next required stockholder “Say When on Pay” vote or the Company’s Board of Directors determines that a different frequency of “Say-on-Pay” votes is in the best interest of the Company’s stockholders. The “Say on Pay” advisory vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and our compensation philosophy, policies and practices.

As described in the Compensation Discussion and Analysis set forth in this Proxy Statement under the caption “Executive Compensation and Related Information,” we believe that our Compensation Committee applies a consistent philosophy to compensation for our named executive officers based on the premise that the Company’s achievements are the result of the coordinated efforts of all of our employees working toward common objectives. We strive to achieve those objectives through teamwork that is focused on meeting the expectations of our customers and stockholders and believe that our compensation program allows us to successfully attract and retain talented employees, enhance stockholder value and foster innovation. We urge you to read the “Executive Compensation and Related Information” section of this proxy statement for additional details on our executive compensation, including our compensation philosophy and objectives and the Fiscal 2011 compensation of our named executive officers.

Despite a continuing challenging economic environment, the Company’s net income in Fiscal 2011 increased 13.6% to approximately $97.5 million, as compared with approximately $85.8 million in Fiscal 2010. This result follows a 20.6% increase in net income in Fiscal 2010 and a 21.8% increase in net income in Fiscal 2009. Shareholders have been rewarded with above-average returns on their investment in the Company relative to other companies in the retail sector. For the Retailing industry group (2550) within the Global Industry Classification System (GICS), the one year median total shareholder return was 5.6%, compared to the Company’s one year total shareholder return of 20.9%; the three year median total shareholder return was 32.0%, compared to the Company’s three year total shareholder return of 40.9%; and the five year median total shareholder return was -1.2%, compared to the Company’s five year total shareholder return of 20.0%.

The Company’s compensation policy includes a strict pay for performance incentive system. As more fully set forth above in this Proxy Statement under the captions “Non-Equity Incentive Compensation” and “Equity Incentive Compensation,” the named executive officers have the opportunity to earn cash and equity incentives only if the Company’s net income increases on a year-over-year basis. The Company’s net income in Fiscal 2011 exceeded the high-end of the eligibility range set by the Company’s Compensation Committee for awards to the named executive officers under the Company’s 2011 Cash Incentive Program and 2011 Equity Incentive Program and therefore the named executive officers earned the maximum bonuses for which they were eligible under those programs. We believe that the compensation paid to our named executive officers in Fiscal 2011 was appropriate due to the Company’s achievement of strong operating and financial results and our named executive officers’ contribution to our success.

In light of the foregoing considerations, we are asking our stockholders to indicate their approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement. This Proposal is required pursuant to Section 14A of the Exchange Act. Accordingly, we ask that our stockholders vote “FOR” the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure set forth under the caption “Executive Compensation and Related Information” in this Proxy Statement, is hereby APPROVED.

While our Board intends to carefully consider the stockholder vote resulting from this proposal when making future decisions regarding our executive compensation programs, the final vote is advisory, which means that it is not binding on the Company, our Board or the Compensation Committee.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board recommends that the stockholders vote FOR the foregoing resolution approving the compensation of our named executive officers, as disclosed in this Proxy Statement.

OTHER MATTERS

TRANSACTIONS WITH RELATED PERSONS

On September 9, 2008, the Company and Mr. Wildrick entered into a Consulting Agreement (the “Consulting Agreement”) pursuant to which the Company retained Mr. Wildrick to consult on matters of strategic planning and initiatives for a term of three years commencing February 1, 2009 at a fee of $825,000 per year. On November 30, 2010, those members of the Board who are “independent directors” in accordance with the Nasdaq Rules met in executive session and approved an amendment to the Consulting Agreement. As Mr. Wildrick is the Chairman of the Board and the amendment constituted a related party transaction, generally the Audit Committee would have been responsible for evaluating the transaction. The Board instead met in executive session in order to increase the number of independent directors who participated in the decision. The First Amendment to Consulting Agreement extended the term of the Consulting Agreement to January 26, 2014. All other terms of the Consulting Agreement were unchanged.

The Consulting Agreement includes an agreement by Mr. Wildrick not to compete with the Company or to solicit its customers or employees during its term. The Consulting Agreement also provides for the acceleration of payments due thereunder to Mr. Wildrick in connection with certain termination events. If Mr. Wildrick’s services are terminated by the Company without “cause” (as defined below), the Company will be obligated to pay Mr. Wildrick the balance of amounts due under the Consulting Agreement for its remaining term as and when such payments would otherwise be due. If Mr. Wildrick’s services are terminated by the Company with “cause,” the Company will be obligated to pay Mr. Wildrick the unpaid, prorated amount of the consulting fees payable through the date of termination. For purposes of the Consulting Agreement, “cause” means: (a) the conviction of Mr. Wildrick of a felony involving money or other property of the Company or any other felony or offense involving moral turpitude; or (b) the willful commission of any act of fraud or misrepresentation related to the business of the Company which would materially and negatively impact the Company. If within ninety (90) days following a change of control of the Company (defined consistently with Mr. Black’s employment agreement), Mr. Wildrick exercises his right to terminate the Consulting Agreement or the Company terminates the Consulting Agreement based on a default thereunder by Mr. Wildrick, the Company will pay Mr. Wildrick a lump sum equal to the balance of amounts due under the Consulting Agreement for its remaining term.

Policies and Procedures for Review and Approval of Transactions with Related Persons

The Company’s policy regarding related party transactions is set forth in the Audit Committee’s charter and in the Company’s Corporate Governance Standards (both of which are available on our website at www.josbank.com). As used herein and therein, “related party transactions” are transactions that are required to be disclosed pursuant to Item 404(a) of Regulation S-K of the Securities and Exchange Commission. Item 404(a) generally requires disclosure of transactions in which the Company is a participant, the amount involved exceeds $120,000 and in which any related person (such as an executive officer, director, director nominee, or 5% stockholder of the Company or any family member of the foregoing) has a direct or indirect material interest. Except as otherwise set forth below, the Audit Committee shall review each related party transaction to determine whether it is fair and reasonable to the Company. Notwithstanding the foregoing, in lieu of the Committee so doing, the determination of whether a related party transaction is fair and reasonable to the Company may be made by the members of the Board who are independent directors. The Company will enter into or ratify a related party transaction only if the Committee or the independent directors, as the case may be, determines that it is fair and reasonable to the Company. In the event a related party transaction is entered into without prior approval as set forth in the Company’s related party transaction policy and, after review by the Committee or the independent directors, as the case may be, such transaction is not determined to be fair and reasonable to the Company, the Company will make all reasonable efforts to cancel or annul such transaction. The First Amendment to Consulting Agreement was ratified by the independent directors in accordance with the foregoing procedures.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During Fiscal 2011, the Compensation Committee consisted of Messrs. Herron, Homes and Ritman. No member of the Compensation Committee is a current or was a former officer of employee of the Company. In fiscal 2011, none of our executive officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on the Board or the Compensation Committee of the Company. The members of the Compensation Committee did not otherwise have any relationships requiring related-party disclosure in this Proxy Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of April 27, 2012 by (a) each named executive officer; (b) each director; (c) all directors and executive officers as a group; and (d) each person (or group) that beneficially owns more than 5% of our common stock. Unless otherwise indicated, each of the stockholders can be reached at our principal executive offices located at 500 Hanover Pike, Hampstead, Maryland 21074.

	Shares Beneficially Owned*
	Number	Percent
R. Neal Black(1)	145,430	0.52%
James H. Ferstl(2)	8,500	**
Andrew A. Giordano(3)	40,960	**
Robert B. Hensley(4)	51,605	0.19%
William E. Herron(5)	21,940	**
Henry Homes, III(6)	12,900	**
Gary M. Merry	15,000	0.05%
Sidney H. Ritman (7)	22,088	**
James W. Thorne(8)	21,091	0.08%
David E. Ullman	95,390	0.34%
Robert N. Wildrick(9)	51,702	**
Royce & Associates, LLC(10)	3,583,201	12.87%
FMR LLC(11)	3,559,716	12.79%
BlackRock, Inc.(12)	2,015,348	7.24%
The Vanguard Group, Inc.(13)	1,484,992	5.33%
All directors and executive officers as a group (11 persons)(14)	486,606	1.74%

*	If no footnote is indicated, the shares beneficially owned consist exclusively of shares of common stock. If indicated by footnote, the shares beneficially owned consist of shares of common stock and one or more of the following: currently exercisable options to purchase shares of common stock; shares of common stock deliverable by the Company within 60 days of April 27, 2012 as a result of the vesting of restricted stock units granted under the 2010 Equity Compensation Plan; and stock units held under the Company’s 2010 Deferred Compensation Plan. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and/or investment power with respect to shares. Unless otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned. Percentage ownership is calculated based on 27,836,804 shares of our common stock outstanding as of April 27, 2012, plus the number of options exercisable by, and the number of restricted stock units which will vest in, the applicable individual(s) within 60 days of April 27, 2012. To our knowledge and based on reviews of Forms 4 and Schedules 13D and Schedules 13G filed with the SEC, except as disclosed in this table, no other stockholder beneficially owned more than 5% of our outstanding shares of common stock as of April 27, 2012.

**	Represents less than 1%.

(1)

Mr. Black’s shares consist of 85,396 shares of common stock, currently exercisable options to purchase 45,558 shares of common stock and 14,476 shares of common stock deliverable by the Company within 60 days of April 27, 2012 as a result of the vesting of Performance RSUs granted to Mr. Black under the 2010 Equity Compensation Plan.

(2)

Mr. Ferstl’s shares consist of 2,500 shares of common stock, 3,750 stock units held for the account of Mr. Ferstl under the Company’s 2010 Deferred Compensation Plan and 2,250 restricted stock units which will vest within 60 days of April 27, 2012. Receipt of the shares of common stock underlying the restricted stock units has been deferred until Mr. Ferstl’s separation from service as a member of the Board.

(3)

Mr. Giordano’s shares consist of 34,960 shares of common stock, 3,750 stock units held for the account of Mr. Giordano under the Company’s 2010 Deferred Compensation Plan and 2,250 restricted stock units which will vest within 60 days of April 27, 2012.

(4)	Mr. Hensley’s shares consist of 24,256 shares of common stock and currently exercisable options to purchase 27,349 shares of common stock.

(5)

Mr. Herron’s shares consist of 8,940 shares of common stock, currently exercisable options to purchase 7,000 shares of common stock, 3,750 stock units held for the account of Mr. Herron under the Company’s 2010 Deferred Compensation Plan and 2,250 restricted stock units which will vest within 60 days of April 27, 2012. Receipt of the shares of common stock underlying the restricted stock units has been deferred until Mr. Herron’s separation from service as a member of the Board.

(6)

Mr. Homes’ shares include (a) 2,100 shares held in trusts for the benefit of his children and of which his wife is a trustee; (b) 600 shares owned by his wife directly; (c) 3,000 shares held by a family partnership of which Mr. Homes is a beneficiary and over which Mr. Homes has shared voting and investment power; and (d) an indirect beneficial interest in 1,050 shares of common stock held in a trust of which Mr. Homes is a trustee and beneficiary. Mr. Homes’ shares also include 150 shares of common stock, 3,750 stock units held for the account of Mr. Homes under the Company’s 2010 Deferred Compensation Plan and 2,250 restricted stock units which will vest within 60 days of April 27, 2012. Receipt of the shares of common stock underlying the restricted stock units has been deferred until Mr. Homes’ separation from service as a member of the Board.

(7)

Mr. Ritman’s shares consist of 12,049 shares of common stock, 7,789 stock units held for the account of Mr. Ritman under the Company’s 2010 Deferred Compensation Plan and 2,250 restricted stock units which will vest within 60 days of April 27, 2012. Receipt of the shares of common stock underlying the restricted stock units has been deferred until Mr. Ritman’s separation from service as a member of the Board.

(8)	Mr. Thorne’s shares consist of 3,514 shares of common stock and currently exercisable options to purchase 17,577 shares of common stock.

(9)

Mr. Wildrick’s shares consist of 45,702 shares of common stock, 3,750 stock units held for the account of Mr. Wildrick under the Company’s 2010 Deferred Compensation Plan and 2,250 restricted stock units which will vest within 60 days of April 27, 2012. Receipt of the shares of common stock underlying the restricted stock units has been deferred until Mr. Wildrick’s separation from service as a member of the Board.

(10)

The information in the table above and in this footnote is based on a Schedule 13G (Amendment No. 5) filed with the SEC on January 13, 2012. Royce & Associates, LLC (“Royce”) reported sole voting power with respect to 3,583,201 shares, sole dispositive power with respect to 3,583,201 shares, and no shared voting or dispositive power. The address of Royce is 745 Fifth Avenue, New York, NY 10151.

(11)

The information in the table above and in this footnote is based on a Schedule 13G (Amendment No. 6) filed with the SEC on February14, 2012. According to the aforementioned Schedule 13G, the reporting persons reported sole voting power with respect to 466,916 shares, sole dispositive power with respect to 3,559,716 shares, and no shared voting or dispositive power. The address of reporting persons is 82 Devonshire Street, Boston MA 02109.

(12)

The information in the table above and in this footnote is based on a Schedule 13G (Amendment No. 2) filed with the SEC on February 13, 2012. BlackRock, Inc. (“BlackRock”) reported sole voting power with respect to 2,015,348 shares, sole dispositive power with respect to 2,015,348 shares, and no shared voting or dispositive power. The address of BlackRock is 40 East 52nd Street, New York, NY 10022.

(13)

The information in the table above and in this footnote is based on a Schedule 13G filed with the SEC on February 9, 2012. The Vanguard Group, Inc. (“Vanguard”) reported sole voting power with respect to 37,847 shares, no shared voting power, sole dispositive power with respect to 1,447,145 shares, and shared dispositive power with respect to 37,847 shares. The address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(14)

Consists of: R. Neal Black, James H. Ferstl, Andrew A. Giordano, Robert B. Hensley, William E. Herron, Henry Homes, III, Gary M. Merry, Sidney H. Ritman, James W. Thorne, David E. Ullman and Robert N. Wildrick.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and directors, persons who beneficially own more than ten percent of a registered class of the Company’s equity securities, and any other person subject to Section 16 to file reports of beneficial ownership of common stock (Forms 3, 4 and 5) with the SEC. Officers, directors, and greater-than-ten percent stockholders are required to furnish the Company with copies of all such forms that they file.

To the Company’s knowledge, based solely on the Company’s review of the copies of Section 16 reports, and amendments thereto, received by it during or with respect to Fiscal 2011, all filings applicable to its officers, directors and greater-than-ten percent stockholders required by Section 16(a) were timely except as previously disclosed and except that (a) on September 1, 2011, Mr. Ritman filed a Form 4 which included a report of the vesting and deferral of receipt of 3,750 restricted stock units. The grant of the restricted stock units had been previously reported; and (b) on May 2, 2012, each of Messrs. Ferstl, Giordano, Herron, Homes and Wildrick, filed a Form 4 to report the vesting and deferral of receipt of 3,750 restricted stock units. The grants of the restricted stock units had been previously reported.

EQUITY COMPENSATION PLAN INFORMATION

The table which follows contains information, as of the end of Fiscal 2011, on the Company’s equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#) (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (#) (c)
Equity compensation plans approved by our stockholders(1)	241,906	7.18	1,347,784
Equity compensation plans not approved by our stockholders	—	—	—
Total	241,906	7.18	1,347,784

(1)

Restricted Stock Units that may be settled in shares of our common stock are included in column (a) of the table, but are not included in column (b) for purposes of determining the weighted average exercise price of stock options. The weighted average exercise price in column (b) of the table reflects all such stock options.

OTHER BUSINESS

Except as described in the accompanying Notice of Meeting, the Board knows of no business that will come before the Annual Meeting for action. If any business other than as described in the accompanying Notice of Meeting were to come before the Annual Meeting for action, the persons designated as proxies will have discretionary authority to act in their best judgment.

The Board encourages you to have your shares voted at the Annual Meeting by signing and returning the enclosed form of proxy or voting instruction card. The fact that you will have returned your proxy or voting instruction card in advance will in no way affect your right to vote in person should you attend the Annual Meeting. However, by signing and returning the proxy or voting instruction card you have assured your representation at the Annual Meeting. Thank you for your cooperation.

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings made under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings made by the Company under those statutes, the Compensation Committee Report, the Audit Committee Report and disclosures regarding the Audit Committee charter are not deemed filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any future filings made by the Company under those statutes.

THE BOARD HOPES THAT YOU WILL ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY OR VOTING INSTRUCTION CARD IN THE ACCOMPANYING ENVELOPE. YOUR PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING. YOUR COOPERATION IS APPRECIATED.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0 0 0 0 0 0 0 0 0 0 0 0 0000144087_1 R1.0.0.11699 JOS. A. BANK CLOTHIERS, INC. 500 HANOVER PIKE HAMPSTEAD, MD 21074-2095 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Electronic Delivery of Future PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following: For Against Abstain 1. Election of Directors Nominees 01 Andrew A. Giordano 02 William E. Herron The Board of Directors recommends you vote FOR proposals 2. and 3. For Against Abstain 2. Ratification of the appointment of Deloitte & Touche LLP as the Company’s registered public accounting firm for the fiscal year ending February 2, 2013. 3. An advisory vote to approve the Company’s executive compensation. NOTE: Election of Andrew A. Giordano and William E. Herron as Directors for terms expiring at the Company’s 2015 Annual Meeting of Stockholders, or at such later time as their respective successors have been duly elected and qualified. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

0000144087_2 R1.0.0.11699 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, and Annual Report on Form 10-K is/are available at www.proxyvote.com . JOS. A. BANK CLOTHIERS, INC. Annual Meeting of Stockholders June 15, 2012 10:00 AM This proxy is solicited by the Board of Directors The undersigned hereby appoints R. Neal Black and Charles D. Frazer, and each of them, as Proxy or Proxies of the undersigned, each with full power of substitution and resubstitution, to attend and represent the undersigned at the annual meeting of stockholders of Jos. A. Bank Clothiers, Inc. to be held at the Company’s headquarters, 500 Hanover Pike, Hampstead, Maryland 21074, on June 15, 2012 at 10:00 a.m. Eastern Time, or at any adjournments or postponements thereof, and vote thereat the number of shares of stock of the Company which the undersigned would be entitled to vote if personally present, in accordance with the instructions set forth on this proxy card, and in their discretion (or the discretion of either of them) on all other matters properly coming before the meeting or any adjournments or postponements thereof. When properly executed, this Proxy will be voted as directed. If no direction is made, this Proxy will be voted “FOR” Mr. Giordano and Mr. Herron; “FOR” the ratification of the appointment of Deloitte & Touche LLP; and “FOR” the advisory vote to approve the Company’s executive compensation. Continued and to be signed on reverse side